EXHIBIT 2(4)
CONFORMED COPY                                              CONFIDENTIAL

                           PURCHASE AGREEMENT

                                between

                      THE PERKIN-ELMER CORPORATION

                                  and

                              SULZER INC.

                       Dated as of April 18, 1994


                                     TABLE OF CONTENTS


                                                                 Page

     ARTICLE I -    PURCHASE AND SALE OF PURCHASED ASSETS;
                         ASSUMPTION OF CERTAIN OBLIGATIONS BY
                         THE PURCHASER

           1.1  The Purchase . . . . . . . . . . . . . . . . . . .  2
           1.2  Certain Definitions. . . . . . . . . . . . . . . .  3

     ARTICLE II -   THE CLOSING

           2.1  Closing. . . . . . . . . . . . . . . . . . . . . . 18
           2.2  Deliveries and Payments by the Purchaser . . . . . 19
           2.3  Deliveries by the Seller . . . . . . . . . . . . . 19
           2.4  Purchase Price Adjustment. . . . . . . . . . . . . 22

     ARTICLE III -   REPRESENTATIONS AND WARRANTIES

           3.1  Representations and Warranties of the Sell-
                    er . . . . . . . . . . . . . . . . . . . . . . 26
           3.2  Representations and Warranties of the Pur-
                    chaser . . . . . . . . . . . . . . . . . . . . 52

     ARTICLE IV -   COVENANTS

           4.1   Operation of The Business . . . . . . . . . . . . 56
           4.2   Preservation of Business. . . . . . . . . . . . . 58
           4.3   Approvals and Consents; Cooperation . . . . . . . 58
           4.4   Access. . . . . . . . . . . . . . . . . . . . . . 59
           4.5   Taxes and Fees. . . . . . . . . . . . . . . . . . 60
           4.6   Preservation of Records . . . . . . . . . . . . . 73
           4.7   Employee Benefits and Related Matters . . . . . . 74
           4.8   Confidentiality . . . . . . . . . . . . . . . . . 84
           4.9   Use of Name . . . . . . . . . . . . . . . . . . . 84
           4.10  Transition Services . . . . . . . . . . . . . .   85
           4.11  Current Information . . . . . . . . . . . . . . . 85
           4.12  Disclosure Supplements. . . . . . . . . . . . . . 86
           4.13  Covenant Not to Compete . . . . . . . . . . . . . 87
           4.14  Title Commitment and Survey . . . . . . . . . . . 89
           4.15  Releases of Guarantees. . . . . . . . . . . . . . 90
           4.16  Further Assurances. . . . . . . . . . . . . . . . 90
           4.17  Environmental Work. . . . . . . . . . . . . . . . 91

     ARTICLE V -    CONDITIONS TO CLOSING

           5.1  Conditions to Each Party's Obligation to
                    Close. . . . . . . . . . . . . . . . . . . . . 91
           5.2  Conditions to Obligation of the Purchaser
                    to Close . . . . . . . . . . . . . . . . . . . 94
           5.3  Conditions to Obligation of the Seller to
                    Close. . . . . . . . . . . . . . . . . . . . . 95

     ARTICLE VI -   INDEMNITY

           6.1  Survival of Representations. . . . . . . . . . .   96
           6.2  Indemnity by the Seller. . . . . . . . . . . . .   97
           6.3  Indemnity by the Purchaser . . . . . . . . . . .   98
           6.4  Environmental Indemnification. . . . . . . . . .  100
           6.5  Procedures Relating to Environmental Indem-
                    nification . . . . . . . . . . . . . . . . .  101
           6.6  Indemnification Procedure. . . . . . . . . . . .  104
           6.7  Limitations on Indemnification . . . . . . . . .  106
           6.8  Indemnity Not Exclusive Remedy . . . . . . . . .  107

     ARTICLE VII -  TERMINATION

           7.1  Termination. . . . . . . . . . . . . . . . . . .  107
           7.2  Effect of Termination. . . . . . . . . . . . . .  108

     ARTICLE VIII - MISCELLANEOUS

           8.1   Expenses. . . . . . . . . . . . . . . . . . . .  109
           8.2   Public Communications . . . . . . . . . . . . .  109
           38.3   Notices. . . . . . . . . . . . . . . . . . . .  109
           8.4   Amendments; Waivers . . . . . . . . . . . . . .  110
           8.5   Section Headings. . . . . . . . . . . . . . . .  111
           8.6   Counterparts. . . . . . . . . . . . . . . . . .  111
           8.7   Assignment. . . . . . . . . . . . . . . . . . .  111
           8.8   Bulk Sales. . . . . . . . . . . . . . . . . . .  112
           8.9   Governing Law . . . . . . . . . . . . . . . . .  112
           8.10  Jurisdiction. . . . . . . . . . . . . . . . . .  112
           8.11  Miscellaneous . . . . . . . . . . . . . . . . .  113

          CONFORMED COPY

                        PURCHASE AGREEMENT

               PURCHASE AGREEMENT (this "Agreement"), dated as of April 18, 1994, between The Perkin-Elmer Corporation, a New York corporation (the "Seller"), and Sulzer Inc., a
     Delaware corporation (the "Purchaser").

                       W I T N E S S E T H:

               WHEREAS, prior to the date hereof, the Seller, through its Metco Division and through certain foreign subsidiaries identified in a Schedule to this Agreement (collectively, the "Division"), has engaged in the devel-opment, design, manufacture and marketing of coating ser-vices and servicing of, and training with respect to, combustion, electric arc and plasma thermal spray equip-ment, and related equipment and materials (the "Busi-ness"); and
               WHEREAS, the Seller desires to sell and trans-fer to the Purchaser, and the Purchaser desires to pur-chase and assume from the Seller, substantially all of the assets and certain of the liabilities Related to the Business (as hereinafter defined), all as more specifi-cally provided herein.
               NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                             ARTICLE I
               Purchase and Sale of Purchased Assets;
        Assumption of Certain Obligations by the Purchaser

               1.1 The Purchase. Upon the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined), the Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, as-signed, transferred, conveyed and delivered, to the Purchaser all of the Seller's right, title and interest in and to the Purchased Assets (as hereinafter defined) free and clear of all Liens (as hereinafter defined), except the Owned Real Property (as hereinafter defined) shall be conveyed subject to the Permitted Encumbrances
     (as hereinafter defined) and the Leased Real Property (as hereinafter defined) shall be conveyed subject to the Permitted Leasehold Encumbrances (as hereinafter de-fined), and the Purchaser shall pay to the Seller on Purchaser's own behalf and as agent for and on behalf of those affiliates purchasing shares of the Stock Subsid-iaries (as hereinafter defined) and assets from the Asset Subsidiaries (as hereinafter defined) the amount set forth in Section 2.2 hereof (which Seller accepts on its own behalf and as agent for and on behalf of those affil-iates selling shares of the Stock Subsidiaries and on behalf of the Asset Subsidiaries with respect to the assets sold) and the Purchaser shall assume and discharge or perform when due the Assumed Liabilities (as hereinaf-ter defined) solely and exclusively for the benefit of the Division and not any third party. Such transaction is hereinafter referred to as the "Purchase."
               1.2 Certain Definitions. As used herein, the following terms have the meanings indicated:
               "Accountants" means Price Waterhouse.
               "Assumed Environmental Liabilities" means one hundred percent (100%) of Environmental Liabilities other than Excluded Environmental Liabilities.
               "Assumed Liabilities" means the following and only the following:
               (i) all liabilities of the Division Related to the Business that are reflected as liabilities on the Final Statement but only to the extent and in the amount of such inclusion;
               (ii)  all liabilities, commitments, duties or
     other obligations contained in or arising out of each As-sumed Contract (as hereinafter defined) that is fully and effectively assigned to the Purchaser;
               (iii)  all liabilities, costs and expenses of
     the Division which arise as a result of any claim, ac-tion, suit or proceeding against the Division or the Pur-chased Assets and which is based on a claim that a prod-uct or products manufactured or sold by the Division prior to the Closing Date was or were defectively or improperly designed or manufactured ("Product Liabili-ties");
               (iv)  all liabilities and obligations of the
     Seller under the German pension plan at Perkin-Elmer
     Metco GmbH (Germany) ("Metco GmbH");
               (v)  Assumed Environmental Liabilities; and
               (vi)  Unknown Liabilities (as hereinafter
     defined).
     Assumed Liabilities shall not mean or include any Exclud-ed Liability.
               "Closing Date Net Assets" means the difference between the Purchased Assets and the Assumed Liabilities that is reflected in the Final Statement (as hereinafter defined).
               "Closing Statement" means the audited statement of net assets of the Business as of the Closing Date (as hereinafter defined), which statement shall be prepared by the Seller in accordance with generally accepted ac-counting principles applied on a world wide basis consis-tent with the Financial Statement; provided that the Closing Statement shall in any event include as a liabil-ity the pension obligation for Metco GmbH to be assumed by the Purchaser pursuant to clause (iv) under the head-ing "Assumed Liabilities" in this Section 1.2 in an amount equal to the actuarially computed present value of such obligation (computed on a basis consistent with past valuations by the plan actuary). In addition, the Clos-ing Statement shall be prepared using the Seller's corpo-rate accounting policies and directives (a copy of cer-tain of which is attached hereto as Schedule 1.2(A)) which shall be applied consistently on a worldwide basis to the Purchased Assets and the Assumed Liabilities reflected on such statement; provided, however, under no circumstances shall the inventory obsolescence require-ment for inventory included in the Purchased Assets be determined using the Metco Obsolescence Procedure but it shall instead be determined in accordance with Perkin-
     Elmer Finance Manual Procedure 2-37 Inventory Obsoles-cence. The Closing Statement shall be accompanied by an unqualified opinion thereon of the Accountants.
               "Employees" means persons employed by the Division in connection with the Business.
               "Environment" means exterior air, water vapor, surface water, ground water, drinking water supply or land, including land surface or subsurface, and includes all fish, wildlife, biota and all other natural resourc-es.
               "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natu-ral resource damages, property damages, personal inju-ries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the Environment, of any Material of Environmental Concern on or prior to the Closing Date on, in or under the Real Property, or
     (b) the violation, or alleged violation, of any Environ-mental Law arising out of the condition of or operations conducted at the Real Property on or prior to the Closing
     Date.
               "Environmental Condition" means any state of facts that exist at any time on or before the Closing
     Date on, in or under the Real Property that relate to or affect the compliance of the Real Property with all Envi-ronmental Laws.
               "Environmental Law(s)" means those United
     States federal, state, local and foreign environmental statutes and ordinances, as such laws have been amended or supplemented as of the Closing Date, and lawfully pro-mulgated rules and regulations pursuant thereto as of the Closing Date relating to the protection of the Environ-ment, including, without limitation, the Resource Conser-vation and Recovery Act of 1976, as amended, the Clean
     Air Act, as amended, the Federal Water Pollution Control
     Act, as amended, the Comprehensive Environmental Re-sponse, Compensation and Liability Act of 1980, as amend-ed, the Toxic Substances Control Act, as amended, and state statutes similar to or based upon the foregoing, including, without limitation, Articles 17 and 27 of the New York State Environmental Conservation Law and other applicable laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, use, treatment, storage, dis-posal, transport, or handling of Materials of Environmen-tal Concern.
               "Environmental Liabilities" means any liabili-ties and obligations of every kind, character and de-scription based upon, arising out of or otherwise in respect of (a) the violation or alleged violation of any Environmental Law, as such laws may be amended or sup-plemented after the Closing Date, including but not limited to, any Environmental Claim or Environmental
     Condition, or (b) the presence or release into the Envi-ronment of any Material of Environmental Concern on, in or under the Real Property.
               "Estimated Purchase Price" means $73,500,500
               "Excluded Assets" means all assets listed on
     Schedule 1.2(B) hereto.
               "Excluded Environmental Liabilities" means
     [material at this point has been
     omitted pursuant to a request for confidential treatment under the Freedom of Information Act and has been filed separately with the Securities and Exchange Commission] of Environmental Liabilities first commenced or asserted on or prior to the fifteenth anniversary of the Closing Date and that are based on, arising out of or otherwise in respect of the violation or alleged viola-tion of any Environmental Law existing on or prior to the Closing Date, an Environmental Claim, Environmental
     Condition, or the presence of any Material of Environmen-tal Concern on, in or under all or any portion of the Real Property, as of the Closing Date.
               "Excluded Liabilities" means the following and only the following:
               (i) any and all liabilities and obligations, direct or indirect, fixed or contingent, for Taxes (as hereinafter defined) of the Seller, or any of the Asset Subsidiaries or Stock Subsidiaries, whether or not as-sessed prior to, on or after the Closing Date, attrib-utable to the Pre-Closing Tax Period (as hereinafter defined);
               (ii)  Excluded Environmental Liabilities;
               (iii) any liability, duty or other obligation contained in or arising out of any agreement, contract, license agreement, lease or sublease Related to the Busi-ness that is not an Assumed Contract which is fully and effectively assigned to Purchaser;
               (iv)  any liability of the Seller for any
     severance or similar payment for any Transferred Employee
     (as hereinafter defined) to whom Purchaser makes an offer of employment in conformity with the terms of Section
     4.7(a); provided, however, all liabilities arising out of or incurred in connection with those certain severance agreements between the Sellers and Messrs. Thomas R.
     Klein, Burton Kushner, Andrew B. Mazzone, Francis J.
     McKendry, Vincent Meringolo and Robert P. Zounek are Ex-cluded Liabilities;
               (v) (A) any Product Liability related to an occurrence (as hereinafter defined) prior to the Closing of which the Seller had knowledge on the Closing Date, to the extent of 100% of such Product Liability (a "Known
     Product Liability") and (B) any Product Liability related to an occurrence prior to the Closing of which the Seller had no knowledge on the Closing Date, to the extent of 100% of the portion of such Product Liability covered by the Seller's insurance and 50% of the portion of such Product Liability not covered by the Seller's insurance.
     For purposes of this definition, "occurrence" means an accident, including continuous or repeated exposure to substantially the same general harmful condition;
               (vi) any liabilities of the Division resulting from (A) any litigation, arbitration or other similar proceeding, including labor grievances and administrative agency actions with respect to employees or employment practices of the Divison, or (B) any workers' compensa-tion claims and automobile liability claims, in either case pending or threatened in writing prior to the Clos-ing Date;
               (vii)  any liabilities or obligations related
     to the Excluded Assets;
               (viii)  subject to the provisions of Section
     4.7 hereof, any liabilities or obligations of the Seller under employee health, welfare and severance benefit plans relating to the Employees, including but not limit-ed to (A) all liabilities for such health, welfare and severance benefits owed with respect to former salaried and non-salaried Employees who are retired as of the Closing, and (B) federal and state income tax liability, arising by reason of the Seller's failure, through any act or omission before, on or after the Closing Date, to comply with the requirements of Section 4980 B of the Internal Revenue Code of 1986, as amended (the "Code") or Sections 601-607 of the Employee Retirement Income Secu-rity Act of 1974, as amended ("ERISA") ("COBRA"), with respect to any "qualified beneficiary" (as defined in COBRA), whether the relevant "qualifying event" (as defined in COBRA) occurs before, on or after the Closing
     Date; provided, however, those liabilities and obliga-tions of the Seller to those Employees who are actively employed in the Business at Metco GmbH shall be Assumed Liabilities;
               (ix)  all obligations of the Seller or any
     Subsidiary to any banks or to Seller and its affiliates with respect to money borrowed; and
               (x) all liabilities under the lease agreement with respect to the Seller's Farnborough (U.K.) facility.
               "Final Statement" means the Closing Statement, after giving effect to the provisions of Section 2.4(b) hereof.
               "Financial Statement" means the audited State-ment of Net Assets of the Division at June 30, 1993 attached as Schedule 1.2(C) hereto.
               "Liens" means all pledges, security interests, liens, charges, encumbrances, equities, and options of whatsoever nature, and any claims of any of the forego-ing, except for statutory liens for taxes not yet due and payable.
               "Materials of Environmental Concern" means any "hazardous waste," "hazardous material," "hazardous sub-stance," "extremely hazardous waste," or "restricted hazardous waste," "subject waste," "pollutant," "contami-nant," "toxic waste" or "toxic substance" under any provision of Environmental Law, including, but not limit-ed to, asbestos, petroleum and polychlorinated biphenyls.
               "Material Subsidiaries" means the Subsidiaries listed on Schedule 1.2(G) hereto which are specifically identified as "Material Subsidiaries".
               "Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date.
               "Purchased Assets" means all assets, properties or rights (of every kind, nature and description, real, personal or mixed, tangible or intangible and wherever situated, and including the rights of the Division to the use of properties and assets owned by Seller and the Subsidiaries), goodwill and business as a going concern that are Related to the Business (as hereinafter de-fined), other than the Excluded Assets, including, with-out limitation, the following:
                       (a)  all real property Related to the
     Business, whether owned (the "Owned Real Property") or leased (the "Leased Real Property"; and, together with the Owned Real Property, the "Real Property"), including any buildings, structures and improvements thereon or appurtenances thereto listed on Schedule 1.2(E) hereto;
                       (b)  all accounts receivable arising out
     of the sale or other disposition of goods or services
     Related to the Business;
                       (c)  all raw materials, supplies and
     manufactured goods constituting inventories, together with such additions thereto and deletions therefrom as shall have occurred from the date hereof to the Closing in the ordinary course of business, Related to the Busi-ness;
                       (d)  all machinery, tools, equipment,
     automobiles and trucks, furniture, fixtures and other personal property Related to the Business, whether owned
     (the "Owned Equipment") or leased (the "Leased Equip-ment"; and, together with the Owned Equipment, the "Equipment");
                       (e)  all intellectual property rights
     Related to the Business, including all rights in or to
     (i) patents, trademarks, service marks, and all appli-cations therefor and registrations and recordings there-of, (ii) copyrights, (iii) product designations, trade names, permits, approvals, ideas, plans, specifications, formulae, processing procedures, quality standards, data, trade secrets, inventions, investigations, designs, pro-cesses, production methods and techniques, know-how, books, records, manuals and other information, including, without limitation, all such rights listed on Schedule
     1.2(F) hereto (the "Intellectual Property");
                       (f)  all of the Seller's rights in and to
     the name "Metco" and any variation thereof;
                       (g)  (i)  all assets, properties or rights
     (of any kind, nature and description, real, personal or mixed, tangible or intangible and wherever situated), goodwill and business as a going concern, including, without limitation, the specific assets listed in this definition of Purchased Assets, of the divisions and branches Related to the Business and held by the subsid-iaries of Seller as described and listed on Schedule
     1.2(G)(i) hereof (the "Asset Subsidiaries"); and
                          (ii)  all outstanding capital stock of
     those subsidiaries of Seller Related to the Business and listed on Schedule 1.2(G)(ii) hereto (the "Stock Subsid-iaries") and all interests, beneficial or otherwise, in the joint ventures of Seller or any affiliate of Seller
     Related to the Business and listed on Schedule
     1.2(G)(iii) hereto (the "Joint Ventures"); provided, however, that the Stock Subsidiaries shall not include the Asset Subsidiaries listed on Schedule 1.2(G)(i) here-to. (The Asset Subsidiaries, the Stock Subsidiaries and the Joint Ventures are herein referred to as the "Subsid-iaries," except for purposes of Sections 3.1 and 4.5, wherein the term "Subsidiaries" shall not include Joint Ventures);
                       (h)  all right, title and interest of the
     Seller in and to all contracts and license agreements listed or referred to on Schedule 1.2(H) hereto (the "As-sumed Contracts");
                       (i)  all permits, licenses, franchises,
     consents, authorizations of any foreign or domestic federal, state or local governmental body Related to the Business, except to the extent that the transfer thereof to the Purchaser would violate applicable laws or regula-tions;
                       (j)  all documents, files, records and
     other materials Related to the Business; and
                       (k)  without limiting the generality of
     the foregoing, all assets, properties and rights reflect-ed on the Final Statement.
               "Purchase Price" means the amount of the Clos-ing Date Net Assets plus $6,500,000.
               "Related to the Business" means primarily related to, or used primarily in connection with, or primarily arising out of or in connection with, the operations of the Business prior to the Closing.
               "Remedial Action" means all actions required under Environmental Law to clean up, remove, treat or in any other way address any Material of Environmental Con-cern that is on, in or under the Real Property on or prior to the Closing Date.
               "Straddle Period" means any taxable period of the Seller or any Subsidiary that begins before the Clos-ing Date and ends after the Closing Date.
               "Taxes" means any and all taxes, charges, fees, levies or other like assessments (including penalties, interest or additions to tax imposed in connection there-with or with respect thereto, if applicable), including but not limited to income, transfer, gains, gross re-ceipts, excise, inventory, property (real, personal or tangible), sales, use, license, withholding, payroll, employment, social security, unemployment, occupation, premium, windfall profits, capital stock, franchise, ser-vice, ad valorem or value added taxes or customs duties imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a unitary, combined or any other basis.
               "Tax Returns" means all reports, returns, information, statements, and other documentation (includ-ing any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assess-ment or collection of any Taxes.
               "Unknown Liabilities" means all liabilities (as defined in Section 3.1(s)) Related to the Business which are not specifically referred to in clauses (i), (ii) and
     (iv) of the definition of "Assumed Liabilities". No Ex-cluded Liability, Product Liability or Environmental Lia-bility shall be an Unknown Liability, and no Unknown
     Liability shall be either a Product Liability or an Envi-ronmental Liability.

                             ARTICLE II
                            The Closing
               2.1 Closing. The closing of the Purchase (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, NY at 10:00 a.m., New York time, on the later of (i) May 31, 1994, and (ii) the month end next following the date on which the last to be satisfied or waived of the condi-tions set forth in Article V hereof shall be satisfied or waived in accordance with this Agreement; or at such other time, day or place as the parties hereto shall mutually agree. The day on which the Closing takes place is herein referred to as the "Closing Date."
               2.2 Deliveries and Payments by the Purchaser. At the Closing, the Purchaser shall deliver the following:
               (a) The Estimated Purchase Price, payable to the Seller in immediately available funds by wire transfer to a United States bank account to be designated by Seller in writing not less than three business days prior to the Closing Date; and
               (b) Such instruments of assumption and other instruments or documents as may be reasonably necessary to carry out the Purchase and to comply with the terms here-of.
               2.3 Deliveries by the Seller. At the Closing, the Seller shall deliver the following:
               (i)  the Purchased Assets;
               (ii)  with respect to the Purchased Assets
     other than the Real Property, such bills of sale and other instruments of conveyance or assignment or docu-ments in form and substance reasonably satisfactory to the Purchaser and its counsel as may be necessary to vest in the Purchaser all of the right, title and interest of the Seller in and to the Purchased Assets, including, without limitation, such bills of sale and other instru-ments or documents as shall be necessary to vest in the Purchaser good title, free and clear of all Liens;
               (iii)  certificates or other statements from
     the Secretary of State of the State of New York which indicate that as of the Closing Date there are no filings against Seller under the Uniform Commercial Code of New York which would be a Lien on the Equipment included in the Purchased Assets (other than such filings, if any, as are being released at the time of the Closing) unless such filing secures an obligation that is an Assumed Liability;
               (iv)  written notices executed by the Seller
     changing the address for payment on accounts and services and written notices of the Purchase jointly signed by Seller and the Purchaser, as the Purchaser shall reason-ably request;
               (v) with respect to the Owned Real Property, bargain and sale deeds, in the customary form in the jurisdictions in which the Owned Real Property is locat-ed, with covenants against grantor's acts, in recordable form, subject only to the Permitted Encumbrances, togeth-er with any third party consents listed on Schedule
     3.1(j) to be obtained from any such third party related to the Owned Real Property; and with respect to the Leased Real Property, assignments of lease, in the cus-tomary form in the jurisdictions in which the Leased Real Property is located, in recordable form, subject only to the Permitted Leasehold Encumbrances, together with any third party consents listed on 3.1(j), to be obtained from any such third party related to the Leased Real Property;
               (vi) a true, correct and complete affidavit of non-foreign status of the Seller in a form which complies with the provisions of Section 1445 of the Code, and the regulations thereunder (the "FIRPTA Affidavit") which attests to Seller's non-foreign status;
               (vii)   estoppel certificates, in the form
     reasonably satisfactory to the Purchaser, executed by each Landlord which is a party to any leases on the Leased Real Property; provided, however (i) as to the Leased Real Property in the United States, in the event that the Seller, after using its reasonable efforts, is unable to obtain such estoppel certificates, or (ii) as to the other Leased Real Property in the event that the Seller is unable to obtain such estoppel certificates, then in lieu thereof, the Seller shall execute and deliv-er a reasonably acceptable tenant's estoppel certificate for such Leased Real Property; and
               (viii)  all other documents, instruments and
     writings required to be delivered by the Seller pursuant to this Agreement or otherwise reasonably required in connection herewith.
               2.4 Purchase Price Adjustment. (a) As soon as practicable, but not more than ninety (90) calendar days after the Closing Date, the Seller shall deliver to the Purchaser the Closing Statement. During the prepara-tion and audit of the Closing Statement by the Seller and the Accountants and during the period of any dispute within the contemplation of Section 2.4(b) hereof, the Purchaser shall provide the Seller, the Accountants and the Seller's authorized representatives reasonable access to the books, records, facilities and employees of the Business and shall cause the Business to cooperate with the Seller, the Accountants and the Seller's authorized representatives, in each case to the extent reasonably required in order to prepare the Closing Statement and to investigate the basis for any such dispute. The Purchas-er and its representatives, including Deloitte & Touche (the "Purchaser's Accountants"), shall have the right to communicate with and to review the work papers, sched-ules, memoranda and other documents prepared or reviewed by the Seller and/or the Accountants in connection with their preparation and/or audit of the Closing Statement, and the Purchaser and its representatives shall have access to the Accountants and such employees of the Seller and to all relevant books and records, to the extent reasonably required by them in order to complete their review of the Closing Statement and to investigate the basis for any potential dispute contemplated by
     Section 2.4(b). Subject to Section 2.4(b), the Closing Statement shall be conclusive and binding as the "Final Statement."
               (b) The Purchaser may dispute any amounts re-flected on the Closing Statement, based solely on wheth-er such disputed amounts were arrived at in accordance with the provisions with respect to the preparation of the Closing Statement set forth in Section 1.2 under the heading "Closing Statement"; provided that the Purchaser shall notify the Seller in writing of each disputed item, and specify the amount thereof in dispute and the basis for such dispute, within forty-five (45) calendar days of the Purchaser's receipt of the Closing State-ment. In the event of such a dispute, the Purchaser, the Seller and their respective independent certified public accountants shall attempt to reconcile their differences and any resolution by the Purchaser and the Seller as to any disputed amounts shall be in writing and signed by the Purchaser and the Seller and shall thereafter be final, binding and conclusive. If the Purchaser and the Seller are unable to reach a resolu-tion with such effect within fifteen (15) business days of the Seller's receipt of the Purchaser's written no-tice of dispute, then the Purchaser and the Seller shall submit the items remaining in dispute for resolution to KPMG Peat Marwick, or another independent "big six" ac-counting firm (other than the Accountants or the Purchaser's Accountants) mutually appointed by the Sell-er and the Purchaser (such accounting firm being herein referred to as the "Independent Accounting Firm"), which shall, within thirty (30) calendar days after submis-sion, determine such disputed items in accordance with the provisions with respect to the preparation of the Closing Statement set forth in Section 1.2 under the heading "Closing Statement," and report to the parties which report shall be final, binding and conclusive.
     The fees and disbursements of the Independent Accounting Firm shall be allocated equally between the Purchaser and the Seller.
               (c)  If the Purchase Price exceeds the Esti-
     mated Purchase Price, then the Purchaser shall pay to the Seller an amount equal to such excess, together with simple interest thereon from the Closing Date to the date of payment at the rate of 6% per annum, calculated on the basis of a 365-day year. If the Estimated Pur-chase Price exceeds the Purchase Price, then the Seller shall pay to the Purchaser an amount equal to such ex-cess, together with simple interest thereon from the Closing Date to the date of payment at the rate of 6% per annum, calculated on the basis of a 365-day year.
               (d)  Any amount payable pursuant to Section
     2.4(c) hereof shall be paid by wire transfer of immedi-ately available funds to a bank account designated by the Purchaser or the Seller, as the case may be, as soon as practicable following the determination of the Final Statement, but in no event more than three (3) days thereafter.

                            ARTICLE III
                   Representations and Warranties
               3.1  Representations and Warranties of the
     Seller. The Seller hereby represents and warrants to the Purchaser as follows:
               (a)  Organization of the Seller and Material
     Subsidiaries. The Seller and each of the Material Sub-sidiaries are corporations duly organized, validly exist-ing and in good standing under the laws of their respec-tive jurisdictions of incorporation or organization and each such entity has all necessary corporate power to own, lease and operate its respective Purchased Assets
     and to carry on the Business conducted by it as now being conducted. The Seller and each of the Material Subsid-iaries are duly qualified and in good standing to do business in all jurisdictions in which the Purchased
     Assets owned or used by it or the Business conducted by
     it makes such qualification necessary, except for those jurisdictions where the failure to be so duly qualified will not have a material adverse effect on the Purchased Assets, the Assumed Liabilities or the business, finan-cial condition or results of operations of the Business, taken as a whole (a "Material Adverse Effect").
               (b) Authorization and Noncontravention. The execution, delivery and performance of this Agreement has been duly authorized by the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or the transactions contemplated hereby. The Seller has full corporate power and authori-ty to enter into this Agreement and to perform its obli-gations hereunder. This Agreement has been duly and validly executed and delivered by the Seller and consti-tutes a valid and legally binding obligation of the
     Seller enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and the delivery by the Seller of this Agreement and the consummation by the Seller of the Purchase will not (i) violate any term or provision of the Restated Certificate of Incorporation or By-laws of the Seller; (ii) subject to obtaining any required authorizations, approvals, consents or waivers set forth in Schedule 3.1(j) hereto, conflict with or result in a breach of or constitute a default under or result in the termination of, or entitle any party to accelerate (whether after the filing or notice or lapse of time or both), any agreement to which the Seller or any Material Subsidiary is a party or by which it is bound or to which any of its assets are subject, or result in the creation of any lien or encum-brance upon any of said assets, other than conflicts, breaches, defaults, terminations, accelerations, liens or encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect or materially impair the ability of the parties hereto to consummate the Purchase; or (iii) subject to obtaining the authori-zations, approvals, consents or waivers set forth in
     Schedule 3.1(j) hereto and to the expiration of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Omnibus Trade and Competitiveness Act of 1988 (the "Exon-Florio Amendment") and the Federal Republic of Germany's Act Against Restraints of Competition (the "GWB Act"), violate or result in a breach of or constitute a default under any judgment, order, decree, law, rule, regulation or other restriction of any court, government or governmental agency to which the Seller, any Subsid-iary or any of the Purchased Assets are subject, other than violations, breaches or defaults which individually
     or in the aggregate would not have a Material Adverse Effect or materially impair the ability of the parties hereto to consummate the Purchase.
               (c)  The Purchased Assets.  Except as set forth
     Schedule 3.1(c) hereto, the Purchased Assets constitute
     in all material respects the rights, properties and
     assets (real, personal or mixed, tangible or intangible) used in the conduct of the Business as currently con-ducted by the Seller and the Subsidiaries. The Seller has good and valid title to the owned Purchased Assets (other than the Owned Real Property, which is the subject of Section 3.1(d) hereof, and the Intellectual Property, which is the subject of Section 3.1(k) hereof), free and clear of all Liens except for Liens set forth on Schedule 3.1(c) hereto, which shall be released on or prior to the Closing.
               (d)  Real Property.   Seller and each Subsid-
     iary has fee simple and insurable title, or the equiva-lent of fee simple and insurable title under applicable law in the case of the Owned Real Property located out-side the United States, to the Owned Real Property iden-tified as belonging to it on Schedule 1.2(E), free and clear of all liens, covenants, conditions, restrictions, rights of way, easements, encroachments, charges and encumbrances or other adverse claims or interests of any nature other than: (i) liens for current taxes not yet due and payable; (ii) liens for installments for special or other assessments not yet due and payable; (iii) the matters set forth on Schedule 3.1(d) hereto; (iv) laws, ordinances and governmental regulations (including, but not limited to, building and zoning ordinances) restrict-ing and regulating but not prohibiting the occupancy, use or enjoyment of the Owned Real Property for the business presently conducted thereon, or regulating the character, dimensions or location of any improvement now or hereaf-ter erected on the Owned Real Property provided the same are not materially violated by any existing improvements or the use thereof and provided the same do not prohibit a transfer of the Owned Real Property, (v) such other encroachments, easements, overlaps, gaps, boundary line disputes or claims and any other matters which would be disclosed by an accurate survey or inspection which, individually or in the aggregate, do not materially interfere with the use or operation of the particular
     Owned Real Property affected as presently used and oper-ated, and (vi) such other imperfections of title, encum-brances, covenants, conditions and restrictions which individually or in the aggregate, do not materially interfere with the use and operation of the particular Owned Real Property affected as presently used and oper-ated. Collectively, items (i), (ii), (iii), (iv), (v) and (vi) above are herein referred to as the "Permitted Encumbrances." The Seller and each Subsidiary, with respect to each Leased Real Property identified on Sched-ule 3.1(l) as belonging to it, has a good and valid leasehold interest free and clear of all liens, charges and encumbrances or other adverse claims or interests of any nature other than: (i) claims for rent and additional rent not yet due and payable, and all other obligations of the tenant pursuant to each such lease, provided that tenant is not in default beyond applicable notice and grace provisions under such lease, (ii) matters set forth in Schedule 3.1(d) hereto, (iii) matters affecting its landlord's title, and (iv) laws, ordinances and govern-mental regulations (including, but not limited to, build-ing and zoning ordinances) restricting and regulating but not prohibiting the occupancy, use or enjoyment of the Leased Real Property for the use permitted by each such lease and the business presently conducted in the premis-es demised under each such lease, or regulating the character, dimensions or location of the demised premises or the business presently conducted on the demised pre-mises provided the same are not materially violated. Collectively, items (i), (ii), (iii) and (iv) above are herein referred to as the "Permitted Leasehold Encum-brances". Except as set forth on Schedule 3.1(d), Seller
     (A) has not pre-paid or anticipated rent or additional rent under any such lease, except as required by the terms of any Lease, (B) knows of no requirement that any third party (including the landlord under each such lease) consent to the assignment or transfer of each such lease or consent to the transfer of the stock of any Subsidiary which is a tenant under any such lease and (C) knows of no guarantee of the obligations of a tenant under any such lease by Seller or any Subsidiary except as shown on Schedule 4.15.
               (e) Condemnation. There is no pending or, to knowledge of the Seller, threatened condemnation of the Owned Real Property or, to the knowledge of Seller, pending or threatened condemnation of the Leased Real Property or any part thereof or, to the knowledge of Seller, any general or special assessment relating to any condemnation referred to in this paragraph.
               (f)  Financial Statement.  The Seller has
     previously furnished to the Purchaser (i) the audited statements of net sales and direct costs and expenses and sources and uses of cash of the Division for the fiscal year ended June 30, 1993 (the "Special Purpose State-ments"), and (ii) the Financial Statement. Except as set forth in the notes to the Special Purpose Statements, the Financial Statement and Schedule 3.1(f) hereto, the Financial Statement presents fairly the June 30 Net
     Assets at June 30, 1993, and the Special Purpose State-ments present fairly the related net sales and direct costs and expenses and sources and uses of cash for the fiscal year then ended, in each case in accordance with generally accepted accounting principles consistently applied on a worldwide basis in accordance with the Seller's corporate accounting policies and directives.
               (g) Absence of Certain Changes. Except as set forth in Schedule 3.1(g) hereto, since June 30, 1993 there has not been with respect to the Business (i) any material adverse change in the business, financial condi-tion or results of operations of the Business, taken as a whole; (ii) other than in the ordinary course of busi-ness, any expenditures or commitments, including capital expenditures or commitments for capital expenditures, made by the Seller for additions to property, plant, equipment or intangible capital assets which exceed
     $50,000 individually or $250,000 in the aggregate, other than as described on Schedule 4.1; (iii) any failure to maintain in full force and effect substantially the same level and types of insurance coverage as in effect on June 30, 1993; (iv) any destruction, damage to, or loss of any Purchased Asset (whether or not covered by insur-ance) which would have a Material Adverse Effect; (v) any change in accounting methods, principles or practices;
     (vi) any sale, assignment or transfer of any material tangible or intangible Purchased Assets, including any material Intellectual Property, other than licenses of Purchased Assets entered into in the ordinary course of business; or (vii) any agreement or understanding to take any of the actions described in this Section.
               (h) Litigation. Except as set forth in Sched-ule 3.1(h) or 3.1(k) hereto, there are no written claims, actions, suits, or proceedings, nor has the Seller re-ceived any notice of governmental investigations (i) in-volving the Business pending or, to the knowledge of the Seller, threatened or (ii) relating to the products of the Business or any products alleged to have been manu-factured or sold by the Seller or any Subsidiary in con-nection with the Business, based on allegations that such products are defective or improperly designed or manufac-tured pending or, to the knowledge of the Seller, threat-ened. Except as set forth in Schedule 3.1(h) or 3.1(k) hereto, neither the Seller nor any Subsidiary is subject to any judgment, order or decree in any lawsuit or pro-ceeding Related to the Business.
               (i) Compliance with Law. Except as set forth in Schedule 3.1(i) hereto and except with respect to Environmental Laws (compliance with which is the subject of Section 3.1(p) hereof), to the knowledge of the Seller
     (i) the Business is being conducted in compliance in all material respects with all applicable laws, rules and regulations and orders and (ii) the Seller has not re-ceived any written complaint or notice from any govern-mental authority alleging that the Seller has violated any laws, rules, regulations or orders.
               (j) Approvals and Consents. Except for com-pliance with the HSR Act, the Exon-Florio Amendment and the GWB Act and other than as set forth in Schedule
     3.1(j) hereto, (1) there are no authorizations, approv-als, consents or waivers required to be obtained from or notices or filings required to be given to or made with, any government or governmental agency by the Seller in connection with the Purchase, and (2) there are no autho-rizations, approvals, consents or waivers required to be obtained by the Seller or any Subsidiary from any third party or notices required to be given by the Seller or any Subsidiary to any third party, in either case pursu-ant to any Material Agreement in connection with the Pur-chase.
               (k)  Intellectual Property.  (i)  Schedule
     1.2(F) sets forth a complete and accurate list of all trademarks, patents and material copyrights registered or applied for, Related to the Business, owned by the Seller or any Subsidiary. Except as set forth in Schedule
     3.1(k) hereto, either the Seller or such Subsidiary is the sole and exclusive beneficial owner of the Intel-lectual Property, free and clear of all Liens. Except as set forth in Schedule 3.1(k) hereto, to the knowledge of the Seller (x) there are no actions or proceedings pend-ing or threatened which challenge the Seller's right to use any of its material Intellectual Property in connec-tion with the Business and (y) the Seller's use of Intel-lectual Property in connection with the Business does not infringe upon or otherwise violate the rights of others.
               (ii)  All registered trademarks, patents and
     material copyrights are validly registered, and, except as set forth in Schedule 3.1(k) the Seller or a Subsid-iary is the current record owner of all such registra-tions or applications therefor. The Seller is not a party to any settlement agreement, consent or waiver which restricts the use of such Intellectual Property in connection with the Business. To the knowledge of the Seller, no other person is infringing upon the Seller's rights in the Intellectual Property, except as set forth in Schedule 3.1(k).
               (iii) Except as set forth on Schedule 3.1(k), the Seller does not pay any royalty to anyone relating to the Intellectual Property. There is no restriction or limitation of Seller's rights to transfer the Intellectu-al Property as herein contemplated.
               (iv) Schedule 3.1(k) contains a complete and accurate list of all contracts, licenses, agreements or understandings, written or oral, Related to the Business, pursuant to which (a) a third party is licensing its in-tellectual property to the Seller, and (b) the Seller is licensing any Intellectual Property to a third party (the "Licenses"). The Seller is in compliance with all mate-rial terms of the Licenses and to the knowledge of the Seller each of the Licenses is in full force and effect. All royalties due and payable under the Licenses have been paid.
               (l) Material Agreements. Listed on Schedule 3.1(l) is (i) each agreement, contract, license and per-sonal property lease and sublease, written or oral, Related to the Business involving an obligation of the Seller or a Subsidiary or of the other party or parties thereto of more than $100,000 in any year (other than contracts cancelable upon up to sixty (60) days notice, without penalty), (ii) each lease of real property Relat-ed to the Business (collectively, the "Leases"), (iii) each agreement which by its terms is over one year in length of obligation of the Seller or a Subsidiary Relat-ed to the Business (other than contracts cancelable upon up to sixty (60) days notice, without penalty), (iv) each agreement or contract which by its terms will result in a loss to the Business in excess of $50,000, and (v) all agreements or contracts which by their terms will result in an aggregate loss to the Business in excess of $500,000 (hereinafter collectively called the "Material Agreements"). Except as set forth in Schedule 3.1(l) hereto, to the knowledge of the Seller, none of the Seller, any Subsidiary or the other party or parties to any Material Agreement is in default with respect to any material term or condition thereof and no event has oc-curred which through the passage of time or the giving of notice, or both, would constitute such a default. Nei-ther the Seller nor any Subsidiary has received any written notice of any default by the Seller or any Sub-sidiary under any of the Material Agreements. The list of Material Agreements on Schedule 3.1(e) hereto includes all amendments and modifications to such Material Agree-ments. Copies of all Material Agreements and Assumed Contracts, including all supplements and amendments thereto, have been or will be made available to the Purchaser prior to the Closing.
               (m)  Employee Benefit Plans.  (i)  Schedule
     3.1(m)(i) hereto lists all "employee benefit plans," within the meaning of Section 3(3) of ERISA, covering persons employed or formerly employed in the United
     States by the Division in connection with the Business
     (the "U.S. Employees"). True and complete copies of all plan documents and summary plan descriptions pertaining to all such plans (the "ERISA Plans") have been, or as soon as practicable after the date of this Agreement will be, made available to the Purchaser.
               (ii) All ERISA Plans are in substantial com-pliance with ERISA. To the knowledge of the Seller, each ERISA Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (except with respect to amendments to such ERISA Plans adopted after August 1,
     1986), and the Seller is not aware of any circumstances likely to result in revocation of any such favorable de-termination letter. Except as set forth on Schedule 3.1(m)(ii) hereto, there is no material pending or, to the knowledge of the Seller, threatened action, suit or claim with respect to the ERISA Plans (other than routine claims for benefits in the ordinary course). None of the ERISA Plans is a multiemployer plan within the meaning of
     Section 4001(a)(3) of ERISA.
               (iii)  Assuming the Purchaser makes the offers
     of employment provided for in Section 4.7(a) hereof, the consummation of the transactions contemplated by this Agreement will not, in and of themselves, (a) entitle any current or former employee of Seller or any Transferred Employee (as defined in Section 4.7 hereof) to any sever-ance pay, unemployment compensation or any other payment,
     (b) accelerate the time of payment or vesting, or in-crease the amount of compensation due to any such em-ployees, or (c) result in any employment-related expenses or liabilities, in every such case the full cost of which will not be paid by Seller.
               (iv) Schedule 3.1(m)(iv) sets forth a list of all plans, agreements or arrangements pursuant to which any Employee receives any employee benefits from Seller or any Subsidiary, including without limitation, bonus, deferred compensation, pension, profit-sharing, severance and health insurance plans, agreements or arrangements
     (the "Employee Plans"). Seller has provided the Purchas-er with true and complete copies of all written Employee Plans or true and complete summaries of all oral Employee Plans.
               (v) Schedule 4.7(a)(1) sets forth the annual salary and job title of each of the Transferred Employ-ees.
               (n)  Labor Matters.  The Seller has paid in
     full to, or accrued on behalf of, all Employees all wages, salaries, vacation pay, commissions, bonuses and other direct compensation for all services performed by them to the date hereof and all amounts required to be reimbursed to such Employees. Except as set forth on
     Schedule 3.1(n), Seller has not been notified in writing that any charges with respect to or relating to any Employee are pending before the Equal Employment Opportu-nity Commission or any other agency responsible for the prevention of unlawful employment practices. Except as set forth on Schedule 3.1(n), there are no employment contracts or severance agreements with any Employees.
     The Seller is not a party to any collective bargaining or similar agreement with any labor organization, group or association with respect to the Employees. To the knowl-edge of the Seller, the Seller has not experienced, in the past five (5) years, any attempt by organized labor or its representatives to make the Seller conform to de-mands of organized labor relating to the U.S. Employees, or to enter into a binding agreement with organized labor that would cover the U.S. Employees. Seller has not been notified in writing that there are any unfair labor practices, charges or complaints against the Seller with respect to the Business pending before the National Labor Relations Board or any other U.S. governmental agency arising out of the Seller's activities in the United
     States with respect to the Business; there is no labor strike, material dispute, material slowdown or material labor disturbance pending or, to the knowledge of the Seller, threatened, nor is any grievance currently being asserted, against the Seller with respect to the Business in the United States; and the Business has not experi-enced a labor strike, material dispute, material slow-down, material labor disturbance or work stoppage during the past five (5) years.
               Since February 1, 1991, the Seller has not ef-fectuated a "plant closing" or "mass layoff" (each as de-fined in the Worker Adjustment and Retraining Notifica-tion Act (the "WARN Act")) affecting any site of employ-ment, operating unit or facility of the Seller Related to the Business; nor has the Seller engaged in layoffs or employment terminations sufficient in number to trigger application of any similar U.S. state or local law relat-ing to the Business. None of the Employees has suffered an "employment loss" (as defined in the WARN Act) since six months prior to the date hereof.
               (o)  Insurance.  Schedule 3.1(o) contains a
     complete and accurate list of all policies or binders of fire, liability, worker's compensation and other forms of insurance, including bonds but not including any insur-ance related to Employees other than worker's compensa-tion (showing as to each policy or binder the carrier, coverage limits, expiration dates, deductibles or reten-tion levels and a general description of the type of coverage provided) maintained by the Seller or a Subsid-iary with respect to the Business, any Purchased Assets, any Assumed Liabilities or the Employees. The coverage provided under such policies and binders is in full force and effect on the date hereof and shall be kept in full force and effect by the Seller through the Closing Date. Neither the Seller nor any Subsidiary has been refused any insurance coverage with respect to the Purchased As-sets or the Business, nor has coverage been limited or cancelled in any material respect by any insurance carri-er to which the Seller or any Subsidiary has applied for any such insurance or with which the Seller or any Sub-sidiary has carried insurance.
               (p)  Environmental Matters.  Except as set
     forth in Schedule 3.1(p), to Seller's knowledge, the Seller is in material compliance with all applicable Environmental Laws, and the Seller is in possession of all permits, licenses and other authorizations required as of the Closing Date under applicable Environmental
     Laws for the operation of the Business as presently con-ducted, and to Seller's knowledge, is in compliance with the terms thereof. Except as set forth in Schedule
     3.1(p) hereto, neither the Seller nor any Material Sub-sidiary has received any written claim, notice or com-plaint from any governmental agency, or from any person or group purportedly authorized to bring a private action pursuant to a citizens suit provision of an Environmental Law in the last five years, and to the knowledge of the Seller, at any time, alleging that the Real Property or the operation of the Business is in violation of any Environmental Law. All permits and other governmental authorizations currently held by the Seller or any Mate-rial Subsidiary pursuant to the Environmental Laws are identified in Schedule 3.1(p).
               Except as set forth in Schedule 3.1(p), there is no Environmental Claim pending or, to the knowledge of Seller, threatened against the Seller or any Material Subsidiary. Except as set forth on Schedule 3.1(p), to Seller's knowledge, there are no past or present actions, activities, circumstances, conditions, events or inci-dents, including, without limitation, the release, emis-sion, discharge, presence or disposal of any Material of Environmental Concern, on the Real Property that could form the basis of any Environmental Claim against the Seller or any Material Subsidiary. Without in any way limiting the generality of the foregoing, to Seller's knowledge, (i) all on site locations where the Seller or any Material Subsidiary has stored or disposed of Materi-als of Environmental Concern are identified in Schedule 3.1(p), (ii) underground storage tanks, and the capacity and contents of such tanks, located on the Real Property are identified in Schedule 3.1(p), and (iii) except as set forth in Schedule 3.1(p), no polychlorinated biphenyls (PCB's) are used or stored at the Real Proper-ty. To Seller's knowledge, since the date of acquisition of the Owned Real Property by the Seller, the Owned Real Property has not been used as a landfill or disposal site for hazardous, industrial or municipal waste. The Seller has not received any administrative or judicial order, decree, judgment or directive issued by any federal, state or local government or governmental agency or authority relating to or which requires environmental removal or remedial action (as defined under 42 U.S.C.A.
     section 9601 (23) and (24)) at the Owned Real Property. To Seller's knowledge, there is no lien on the Owned Real Property filed by any federal, state or local government or governmental agency or authority in connection with the presence of any Materials of Environmental Concern on or at the Owned Real Property.
               (q)  Subsidiaries.  Schedule 1.2(G) hereto
     lists (i) all of the Subsidiaries and the number of shares of capital stock of each Stock Subsidiary out-standing and such number owned beneficially and of record by the Seller and (ii) each other corporation, partner-ship, joint venture or other person which owns or holds Purchased Assets or in which the Seller has made a finan-cial investment Related to the Business. Each of the Subsidiaries is duly organized and validly existing under the laws of its jurisdiction of incorporation and has all necessary corporate power to own all of its respective properties and assets and to carry on its business as now being conducted.
               (r)  Finders and Investment Bankers.  Except
     for the Seller's engagement of Goldman, Sachs & Co., the Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Purchase.
               (s) Undisclosed Liabilities. To the knowledge of the Seller, there are no liabilities or obligations, secured or unsecured, whether absolute, accrued, contin-gent or otherwise, and whether due or to become due (hereinafter in this paragraph (s) and for purposes of the definition of "Unknown Liabilities", "liabilities") of the Business, except for (i) liabilities of the Busi-ness that are or will be included as liabilities on the Final Statement; (ii) liabilities contained in each As-sumed Contract that is fully and effectively assigned to the Purchaser; and (iii) Excluded Liabilities. Notwith-standing the foregoing, the Seller makes no represen-tation or warranty in this Section 3.1(s) with respect to any Environmental Liability or Product Liability.
               (t) Accounts Receivable. All accounts receiv-able reflected on the Final Statement will be good and collectible at the aggregate recorded amounts thereof
     (net of the allowance for doubtful accounts, which allow-ance will be adequate and consistent with past practic-
     es). To the Seller's knowledge, such accounts receivable will have arisen out of bona fide transactions in the ordinary course of business and will be owned by the Seller free and clear of all Liens.
               (u) Inventory. All inventory of the Business to be reflected on the Final Statement will be valued at the lower of cost or market on a first-in, first-out basis in accordance with generally accepted accounting principles consistently applied and will consist of a quantity and quality usable and salable in the ordinary course of business, except for items of obsolete materi-als and materials of below-standard quality which will be written-down in the Final Statement to realizable market value or for which adequate reserves will be provided therein.
               (v) Bank Accounts. Schedule 3.1(v) is a list of the names and locations of all financial institutions at which the Seller maintains in connection with the Business a deposit account or other similar deposit or safekeeping arrangement, the number or other identifica-tion of all such accounts and arrangements and the names of all persons authorized to draw thereon or have access thereto.
               (w) Disclosure. The representations and war-ranties of the Seller in this Agreement and the state-ments contained in the schedules, certificates and other writings furnished and to be furnished by the Seller or any Subsidiary to the Purchaser pursuant to this Agree-ment when considered as a whole and giving effect to any supplements or amendment thereof do not and will not con-tain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein or therein not misleading.
               (x) Licenses and Permits. Except with respect to licenses and permits related to Environmental Matters and Intellectual Property, which are the subject of Sections 3.1(p) and 3.1(k) herein, the material govern-mental and third party licenses, permits, certificates, consents, approvals, waivers, authorizations and regis-trations (collectively, "Approvals") listed in Schedule 3.1(x) hereto constitute all the licenses and permits necessary for the Business to be conducted as now being conducted in all material respects. Each of such li-censes and permits and the rights of the Seller or any Subsidiary with respect thereto are valid and subsisting, in full force and effect, and the Seller or such Subsid-iary is in compliance in all material respects with the terms of such licenses or permits. None of such licenses or permits has been or, to the knowledge of the Seller, is threatened to be, revoked, cancelled, suspended or modified. Without in any way limiting the foregoing, Seller has for each Owned Real Property located in the United States a current, valid certificate of occupancy and Seller's use of each such Owned Real Property is in conformity with such certificate of occupancy in all material respects.
               (y)  Taxes.  (i)  With respect to the Seller
     and each Asset Subsidiary for the Pre-Closing Tax Period,
     (A) except as set forth on Schedule 3.1(y)(i), all feder-al, state, local and foreign Tax Returns required to be filed by or on behalf of the Seller or any of the Asset Subsidiaries Related to the Business have been duly filed (or appropriate extensions filed) with the appropriate taxing authorities; (B) except as set forth on Schedule 3.1(y)(i), all Taxes shown on such Tax Returns for such Pre-Closing Tax Period have been paid or will be paid in full when due or assessed; (C) except as set forth on
     Schedule 3.1(y)(i), there are no pending examinations or other audits by federal, state, local or, to the knowl-edge of Seller, foreign taxing authorities Related to the Business (other than any such audit or examination relat-ing to income or franchise tax) and no outstanding issue or claim is being asserted for Taxes (other than income or franchise taxes) by any federal, state, local or, to the knowledge of Seller, foreign taxing authority for any Pre-Closing Tax Period; and (D) except as set forth on
     Schedule 3.1(y)(i), there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or, to the knowl-edge of Seller, foreign Tax Return (other than income or franchise Tax Returns) of the Seller or any of the Asset Subsidiaries Related to the Business.
               (ii) With respect to each Stock Subsidiary for the Pre-Closing Tax Period, except as set forth on Sched-ule 3.1(y)(ii), (A) all foreign Tax Returns required to be filed by or on behalf of each of the Stock Subsid-iaries have been duly filed (or appropriate extensions filed) with the appropriate taxing authorities and, to the knowledge of Seller, such Tax Returns are true, cor-rect and complete; (B) all Taxes shown on such Tax Re-turns for such Pre-Closing Tax Period have been or will be paid in full when due or assessed; (C) to the knowl-edge of Seller, for all taxable years ending on or before June 30, 1993, (1) the income or franchise Tax Returns required to be filed by or on behalf of each of the Stock Subsidiaries have been examined by the appropriate taxing authority, or (2) the period during which any assessments may be made by the taxing authority has expired, (D) to the knowledge of Seller, all deficiencies and assessments asserted in writing as a result of any examinations or other audits by foreign taxing authorities have been paid or fully settled and no issue or claim has been asserted for Taxes by any foreign taxing authority for any Pre-Closing Tax Period, other than those heretofore paid; and
     (E) to the knowledge of Seller, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any foreign income Tax Return of any of the Stock Subsidiaries.
               3.2    Representations and Warranties of the
     Purchaser. The Purchaser hereby represents and warrants to the Seller as follows:
               (a) Organization of the Purchaser. The Pur-chaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power to own, lease and operate all of its properties and assets and to carry on its business as now being conducted.
               (b) Authorization and Noncontravention. The execution, delivery and performance of this Agreement has been duly authorized by the Purchaser and no other corpo-rate proceedings on the part of the Purchaser are neces-sary to authorize this Agreement or the transactions con-templated hereby. The Purchaser has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid and legally binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraud-ulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and the delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the Purchase will not (i) violate any term or provision of the Certificate of Incorporation or By-laws of the Pur-chaser; (ii) conflict with or result in a breach of or constitute a default under or result in the termination of, or entitle any party to accelerate (whether after the filing of notice or lapse of time or both), any agreement to which the Purchaser is a party or by which it is bound or to which any of its assets are subject, or result in the creation of any lien or encumbrance upon any of said assets, other than conflicts, breaches, defaults, termi-nations, accelerations, liens or encumbrances which, individually or in the aggregate, would not have a mate-rial adverse effect on the assets, liabilities, business, financial condition or results of operations of the busi-ness of the Purchaser, taken as a whole, or materially impair the ability of the parties hereto to consummate the Purchase; or (iii) subject to the expiration of the applicable waiting periods under the HSR Act, the Exon-Florio Amendment and the GWB Act, violate or result in a breach of or constitute a default under any judgment, order, decree, law, rule, regulation or other restriction of any court, government or governmental agency to which the Purchaser is subject, other than violations, breaches or defaults which, individually or in the aggregate, would not have a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the business of the Purchaser, taken as a whole, or materially impair the ability of the parties hereto to consummate the Purchase.
               (c) Litigation. There are no written claims, actions, suits, proceedings or government investigations pending or, to the knowledge of the Purchaser, threatened which seek to question, delay or prevent the consummation of, or would materially impair the ability of the parties hereto to consummate, the Purchase.
               (d) Approvals and Consents. Except for com-pliance with the HSR Act, the Exon-Florio Amendment, and the GWB Act and other purely notice filings with certain governmental agencies in Europe which the Purchaser has made or will make in accordance with applicable regula-tions, (1) there are no authorizations, approvals, con-sents or waivers required to be obtained from, or notices or filings required to be given to or made with, any gov-ernment or governmental agency by the Purchaser in con-nection with the Purchase, and (2) there are no autho-rizations, approvals, consents or waivers required to be obtained by the Purchaser from any third party or notices to be given to any third party by the Purchaser in con-nection with the Purchase.
               (e)  Finders and Investment Bankers.  Except
     for the Purchaser's engagement of CS First Boston Corpo-ration, the Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Purchase.
               (f)  Access to Funds.  The Purchaser has, or
     has immediate access to, and will have on the Closing
     Date, sufficient cash to meet its obligations under Sec-tions 2.2 and 2.4 hereof.
               (g) Disclosure. The representations and war-ranties of the Purchaser in this Agreement and the state-ments contained in the schedules, certificates and other writings furnished and to be furnished by the Purchaser to the Seller pursuant to this Agreement when considered as a whole and giving effect to any supplements or amend-ment thereof do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the state-ments herein or therein not misleading.

                             ARTICLE IV
                             Covenants
               4.1 Operation of The Business. From the date hereof until the Closing Date, the Business shall be operated in the ordinary course of business consistent with past practice.  Without limiting the generality of
     the foregoing, except as otherwise contemplated by this Agreement or consented to by the Purchaser (which consent will not be unreasonably withheld), the Seller covenants and agrees with respect to the Business that it will not:
               (a)  terminate or amend, or fail in any materi-
     al respect to perform material obligations under any
     Material Agreement;
               (b) sell, transfer, mortgage or otherwise dis-pose of, or encumber, any Purchased Assets having a value, individually or in the aggregate, in excess of $100,000, other than in the ordinary course of business consistent with past practice;
               (c) issue, contract to issue, or cause to be issued or contracted to issue, on behalf of the Business, additional debt (excluding trade accounts payable in ac-cordance with their terms) or guarantees of debt;
               (d) make or become obligated to make any capi-tal expenditures in excess of $50,000 for any single project or $250,000 in the aggregate or enter into any commitments therefor, other than as described in Schedule
     4.1 hereto;
               (e)  commit to any expenditures in excess of
     $50,000 individually or $250,000 in the aggregate, other than expenditures in the ordinary course of business;
               (f) fail to maintain in full force and effect substantially the same level and types of insurance coverage as in effect on June 30, 1993;
               (g)  change its accounting methods, principles
     or practices;
               (h)  materially revalue any assets or material-
     ly write down the value of any inventory;
               (i)  (A) increase the compensation payable or
     to become payable to any Employee, other than regular, scheduled compensation increases, or (B) make any in-
     crease in any bonus plan, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any Employee other than pursuant to the terms
     of any such plan or as a result of a regularly scheduled compensation increase;
               (j) waive or release any rights or claims ex-ceeding $50,000 in the aggregate, other than settlements of accounts receivable in the ordinary course of business not to exceed $100,000 in the aggregate;
               (k)  (i) dispose of or allow to lapse (other
     than by operation of law), or otherwise fail to preserve, any Intellectual Property, dispose of or allow to lapse (other than by operation of law) any material license, permit or other form of authorization, or (ii) dispose of or disclose to any person, other than authorized repre-sentatives of the Purchaser, any material trade secret, formula, process or know how of the Seller or any Sub-sidiary Related to the Business, except pursuant to non-disclosure or secrecy agreements entered into in the ordinary course of business; or
               (l)  agree to do any of the foregoing.
               4.2 Preservation of Business. From the date hereof until the Closing Date, the Seller shall use reasonable efforts to keep the Business substantially intact and to maintain satisfactory relations with the Employees and with the suppliers and customers of the Business.
               4.3  Approvals and Consents; Cooperation.  (a)
     The parties hereto shall use reasonable efforts, and cooperate with each other, to obtain all governmental and third party authorizations, approvals, consents or waiv-
     ers required in order to consummate the Purchase, includ-ing, without limitation, pursuant to the Exon-Florio Amendment and the GWB Act; provided, however, that nei-
     ther the Seller nor the Purchaser shall be required to
     pay any other consideration therefor. Subject to the foregoing and the other terms and conditions set forth herein, each of the parties hereto agrees to use its rea-sonable efforts to take, or cause to be taken, all ac-tions, and to do, or cause to be done, all things neces-sary, proper or advisable to consummate the Purchase.
               (b)  As promptly as reasonably practicable
     after the execution hereof, the Purchaser and the Seller shall make their respective filings under the HSR Act, the Exon-Florio Amendment, and the GWB Act and each party shall be responsible for the payment of its respective filing fees.
               4.4  Access.  From the date hereof until the
     Closing, (a) the Seller will furnish to the Purchaser any information with respect to the Business as the Purchaser may from time to time reasonably request, and (b) the Purchaser may, at its discretion, locate one of its representatives at the Division's headquarters located in Westbury, New York, subject to the restrictions set forth in the next sentence; and provided further that the
     Seller shall be permitted to restrict access by such representative to any Employee to the extent that the
     Seller determines, in its sole discretion, that such
     access could result in the disclosure of competitive information related to the Seller or the Business.
     Beginning immediately upon the execution hereof, the
     Seller, upon reasonable notice by the Purchaser, shall
     give or cause to be given to the Purchaser and to its accountants, counsel and other authorized representa-
     tives, during regular business hours, in a manner so as
     not to unduly disrupt the business of the Seller or the Business, reasonable access to all of the properties, documents and records Related to the Business except to the extent that such access would violate any governmen-
     tal regulation, law or order to which the Business or the Employees are subject; provided, however, that the Seller shall have the right to have a representative present at all such times; and provided, further, that such access shall be at the expense and risk of the Purchaser, and the Purchaser shall indemnify and hold harmless the
     Seller from and against any loss, expense, damage, lia-bility or claim arising from the Purchaser's negligence or misconduct during such access in accordance with
     Article VI hereof.
               4.5  Taxes and Fees.  (a)(i) Seller shall
     timely prepare and file, or cause to be prepared and
     filed, all Tax Returns of any Stock Subsidiary for the Pre-Closing Tax Period and Seller shall timely pay, or cause to be paid, when due all Taxes relating to such Tax Returns (including any such Taxes assessed or due after the Closing Date). Such Tax Returns shall be prepared or completed in a manner consistent with prior practice of Seller and the Stock Subsidiaries (including elections and accounting methods and conventions), except as other-wise required by law or regulation or otherwise agreed to by Purchaser prior to the filing thereof, and such Tax Returns shall be true, correct and complete to the knowl-edge of Seller. Purchaser shall cooperate with Seller in connection with the preparation and filing of such Tax Returns (including, without limitation, by causing the
     Stock Subsidiaries to sign such Tax Returns, provided
     such Tax Returns are prepared or completed in a manner consistent with the prior sentence). No later than five
     (5) business days prior to the due date for any such Tax Return, Seller shall provide Purchaser with a signature copy of such Tax Return.  Promptly after receipt of such
     Tax Return, Purchaser shall notify Seller of any reason-able objections Purchaser may have to the filing of such
     Tax Returns and Purchaser and Seller agree to consult and resolve in good faith any such objection to the signing of any such Tax Return; provided, however, that in the
     event such resolution fails, Purchaser and Seller agree
     to submit any such Tax Return to the Independent Account-ing Firm whose determination as to the propriety of filing such Tax Return shall be binding, and to share equally any and all expenses associated with such consul-tation.
               (ii)  For any taxable period beginning after
     the Closing Date, Purchaser shall timely prepare and
     file, or cause to be prepared and filed, all Tax Returns
     of the Stock Subsidiaries, and such Tax Returns shall be true, correct and complete to the knowledge of Purchaser, and shall timely pay, or cause to be paid, when due all Taxes relating to such Tax Returns.
               (iii)  Any Taxes described in this Section
     4.5(a)(iii) due with respect to Seller, or any Subsidiary that relate to any Straddle Period shall be apportioned between Purchaser and Seller with respect to the portions of any such period before and after the Closing Date, (x) with respect to Seller or any Subsidiary, in the case of real and personal property, use and intangible Taxes (in the case of Seller or any Asset Subsidiary to the extent such Taxes are Related to the Business), on a per diem basis and, where applicable, in accordance with the provisions of Code Section 164(d), and (y) with respect to any Stock Subsidiary, in the case of other Taxes,
     based on a deemed closing of the books of the Stock Subsidiaries as of the Closing Date, with all standard exemptions, deductions, progressivity in rates and other items with respect to the full Straddle Period allocated between the portion of the Straddle Period falling in the Pre-Closing Tax Period and the remainder of such Straddle Period on a per-diem basis; provided, however, that in no event shall either party's obligation with respect to its portion of a particular Straddle Period Tax of a Stock Subsidiary as calculated under this clause (y) exceed the liability for that particular Tax of such Stock Subsid-
     iary for such Straddle Period.  Straddle Period Tax
     Returns other than those relating to Stock Subsidiaries shall be prepared and timely filed by the entity respon-sible for filing such Tax Returns under local law, regu-lation or custom, and Seller or Purchaser, as the case may be, shall cause such entity to timely file such Tax Returns and timely pay and Tax due with respect to such
     Tax Returns when due or assessed.   To the extent that
     any Tax Returns of a Stock Subsidiary with respect to any Straddle Period are due on or prior to the Closing (tak-ing into account applicable extensions), Seller shall timely prepare and file, or cause to be prepared and filed, all such Returns and shall timely pay, or cause to be paid when due, all Taxes relating to such Returns. To the extent any Tax Returns of a Stock Subsidiary with re-spect to any Straddle Period are due after the Closing (taking into account applicable extensions), Purchaser shall timely prepare and file, or cause to be prepared and filed, all such Tax Returns and shall timely pay, or cause to be paid when due, all Taxes relating to such Tax Returns. All Straddle Period Tax Returns shall be pre-pared in a manner consistent with past practice of Seller or the relevant Subsidiary and in a manner that does not distort the taxable income or loss or Tax liability of Seller, any Subsidiary, Purchaser or any affiliate of the foregoing, except as required by law or regulation or otherwise agreed to by Purchaser and Seller and such Tax Returns shall be true, complete and correct to the best knowledge of the party responsible for filing such Tax Return under this Section 4.5(a)(iii) (the "Filing Par-ty"). At least fifteen (15) business days prior to the due date for filing (including extensions) of any Strad-dle Period Tax Return due after Closing, the Filing Party shall provide the other party with a substantially final draft of such Tax Return and a notice setting forth in reasonable detail the calculations regarding the other party's share of Straddle Period Taxes shown as due on such Tax Return (calculated as described in this Section 4.5(a)), and the other party shall have the right to review such Tax Return and such notice. The other party shall notify the Filing Party of any reasonable objec-tions the other party may have to any items set forth in such Tax Return and to the Filing Party's calculations regarding the other party's share of Straddle Period
     Taxes, and the parties agree to consult and resolve in good faith any such objection to the calculation of Straddle Period Taxes and the filing of such Tax Returns and to mutually consent to the filing of such Tax Re-turns; provided, however, that in the event such resolu-tion fails, each party agrees to submit any such Tax
     Return to the Independent Accounting Firm, whose determi-nation as to the calculation of Straddle Period Taxes and the propriety of filing such Tax Return shall be binding, and to share equally any and all expenses associated with such consultation.
               (iv)  To the extent a Straddle Period Tax has
     been paid in full by Seller or any Subsidiary (or an affiliate of any of them) prior to the Closing (excluding any estimated or like Tax payments), Purchaser shall pay to Seller at Closing the amount of any such Taxes appor-tioned to Purchaser under the first sentence of paragraph 4.5(a)(iii). With respect to all other Straddle Period Taxes, Seller shall pay Purchaser (but only to the extent not paid by Seller or any Subsidiary or an affiliate of any of them) or Purchaser shall pay Seller, as the case may be, the amount apportioned to the relevant party under the first sentence of paragraph 4.5(a)(iii) the later of the payment date of the Straddle Period Tax or within fifteen (15) business days of receipt of the notice described in Section 4.5(a)(iii) (or at such other time as is mutually agreed by the parties) by Seller or Purchaser, respectively. Seller and Purchaser shall adjust the amount of Straddle Period Taxes apportioned under the first sentence of paragraph 4.5(a)(iii) in the event of a change in the amount of such Taxes due as a result of any audit, examination, claim for refund or otherwise and, subject to the provisions of this Section 4.5, make appropriate payments reflecting such adjust-ments.
               (b)(i) Seller shall be entitled to retain, or receive payment from the Purchaser and any Subsidiary of any refund or credit with respect to Taxes (including, without limitation, refunds and credits arising by reason of the carryover or carryback of any deduction, loss or credit to any Pre-Closing Tax Period or Seller's portion of any Straddle Period or the filing of an amended return for any such periods) that are described as being the responsibility of the Seller in Section 4.5(a). Purchas-er shall promptly forward to or reimburse Seller for any such refunds or credits due Seller after the receipt thereof by Purchaser or the Subsidiaries.
               (ii) Purchaser and the Subsidiaries shall be entitled to retain, or receive payment from the Seller of, any refund or credit with respect to Taxes that are described as being the responsibility of Purchaser in
     Section 4.5(a) and that are not due to Seller under
     Section 4.5(b)(i). Seller shall promptly forward to or reimburse Purchaser for any such refunds or credits due Purchaser after the receipt thereof.
               (c) Seller shall control the representation of the interests of Seller and any Stock Subsidiaries in any Tax audit or administrative or court proceeding relating to Tax Returns described in Section 4.5(a) with respect to which Seller may be liable for Taxes pursuant to this Agreement; provided, however, that Seller will consult with Purchaser regarding any Tax issue of a Stock Subsid-iary that may affect the Tax liability of Purchaser, any of its affiliates or any Stock Subsidiary for any period ending after the Closing Date and that where a particular Tax issue of a Stock Subsidiary would in the reasonable opinion of Purchaser, have an adverse effect on the Tax liability of Purchaser, any of its affiliates or any Stock Subsidiary for any period ending after the Closing Date, Purchaser shall have the right, at its discretion after good faith consultation with Seller, to release
     Seller from its obligation to indemnify Purchaser with respect to such Tax issue by a written agreement mutually agreed to by Seller and Purchaser and, in that event, to participate in any such audit or proceeding and control the representation of the interest of the relevant Stock Subsidiary solely with respect to such Tax issue and to employ counsel of its choice at its own expense for purposes of such participation. Purchaser and Seller mutually agree to consult and cooperate with each other so that the transfer of control is effected in a manner that will minimize any disruption to any such audit or proceeding and so that Seller is not prejudiced in any such audit or proceeding. Notwithstanding anything to the contrary contained or implied in this Agreement, without the prior approval of Purchaser, Seller shall not agree to compromise any issue or claim arising in any audit or proceeding covered by this Section 4.5(c) to the extent that any such compromise would affect the Tax liability of Purchaser, any of its affiliates, or any Stock Subsidiary for any period ending after the Closing Date (including a Straddle Period).
               (d) Each party shall promptly notify the other party in writing upon receipt by the notifying party, or any affiliate of the notifying party, of notice of any pending or threatened Tax audits or assessments relating to Seller or any Asset Subsidiary (in each case only to the extent Related to the Business) or any Stock Subsid-iary, in each case for Pre-Closing Tax Periods and Strad-dle Periods only.
               (e)  After the Closing Date, Purchaser and
     Seller shall provide each other with such cooperation and information relating to Seller or any Asset Subsidiary
     (in each case only to the extent Related to the Business) or Stock Subsidiary as either party reasonably may re-quest in filing any Tax Return, determining any Tax liability or a right to refund of Taxes, conducting or defending any audit or other proceeding in respect of Taxes or effectuating the terms of this Agreement. Any information obtained under this Section 4.5(a) shall be kept confidential, except as may be otherwise necessary in connection with filing any Tax Return, amended return, or claim for refund, determining any liability or a right to refund of Taxes, or in conducting or defending any audit or other proceeding in respect of Taxes. Purchaser and Seller agree that the party requesting such coopera-tion or information shall reimburse the other party for the reasonable out-of-pocket costs and expenses incurred in providing such cooperation or information. Notwith-standing the foregoing, neither Seller nor Purchaser, nor any of their affiliates, shall be required unreasonably to prepare any document, or determine any information not then in its possession, in response to a request under this Section 4.5(e).
               (f)  All transfer, sales, use, recording, ad
     valorem, real property transfer, real property convey-ance, documentary, notarial, excise, value added, stamp and other like Taxes, fees and expenses (the "Transfer Taxes") which may be due or payable in connection with the consummation of the Purchase, including without limitation, fees and expenses in connection with the transfer or the Intellectual Property, shall be paid and borne by Purchaser and Seller equally, with the exception of any tax imposed on the transfer of real property and measured solely by the excess, if any, between the amount of Aggregate Consideration (as hereinafter defined) allocated to such real property and Seller's original purchase price (or basis, if applicable) for such real property (a "Real Property Transfer Gains Tax"), which shall be paid and borne by Seller. Such payments shall not be treated as either an increase or reduction in Aggregate Consideration. To the extent that Buyer,
     Seller or any Subsidiary is entitled to a refund of any Transfer Taxes paid pursuant to this Section 4.5(f), the party so entitled shall file for a refund of such Trans-fer Taxes, which refund shall be shared equally by Seller and Buyer; provided, however, that any refunds of Real Property Transfer Gains Taxes shall be solely for the account of the Seller. The party that applies for such refund shall promptly pay over to the other party that other party's portion of such refund upon receipt thereof by the applying party (or any affiliate).
               (g) On or before the Closing Date, Purchaser and Seller shall (to the extent required by law) com-plete, execute, deliver and verify any return, question-naire, affidavit, resale certificate, certificate of registration, or other document required in connection with any Tax, including but not limited to Transfer
     Taxes, relating to the sale of the Purchased Assets, including any pre-filing documents (including, without limitation, any filing required by the New York State real property transfer gains tax provisions).
               (h) Any indemnification payments made pursuant to this Agreement, shall, to the extent permitted by applicable law, be treated as an adjustment to the pur-chase price.
               (i)  Prior to the Closing, the Purchaser and
     the Seller shall agree to an allocation of the Aggregate Consideration among the Purchased Assets. The Purchaser and the Seller represent, warrant and agree that the fair market values of the assets included in the Purchased
     Assets will be determined through arm's length negotia-tions, provided, however, that in no event shall the amount allocated to New York state real property (includ-ing, without limitation, land, buildings, fixtures and improvements) exceed $6,000,000. Such allocation in any event shall comply with the requirements of Section 1060 of the Code. The Seller and the Purchaser agree that, to the extent permitted by applicable law, they shall file all income tax returns and reports in accordance with and based upon such allocation and shall take no position in any income tax return, proceeding or audit which is inconsistent with such allocation. As used in this
     Section 4.5(i), the term "Aggregate Consideration" shall mean the sum of the Purchase Price paid pursuant to this Agreement and the amount of the Assumed Liabilities of the Seller and the Asset Subsidiaries, each as adjusted pursuant to this Agreement. Notwithstanding any other provision of this Agreement, the foregoing agreement shall survive the Closing Date without limitation. Each of the Purchaser and the Seller shall timely file a federal form 8594 in accordance with the requirements of
     Section 1060 of the Code and the regulations thereunder.
               (j) Seller shall furnish to the Purchaser such information as is necessary for the application of the incremental research credit provisions of Section 41(f)(3)(A) of the Code.
               (k) With respect to that certain Profit & Loss Pooling Agreement dated April 8, 1992 between Perkin-
     Elmer Holding GmbH Uberlingen (PEH) and Perkin-Elmer
     Metco GmbH Hattersheim (Metco Gmbh), Purchaser shall promptly reimburse Seller for any payment made by PEH to Metco GmbH pursuant to that agreement if such payments are made after the Closing Date due to the requirements of German law and the statutory audit. Any such reim-bursement by Purchaser shall be considered an adjustment to the Purchase Price. Seller shall cause PEH to prompt-ly reimburse Metco GmbH, or Purchaser shall cause Metco
     GmbH to reimburse PEH, as the case may be, for any amount due to or from either Metco GmbH or PEH with respect to the VAT account between PEH and Metco GmbH promptly after the determination thereof and in any case prior to the time for payment thereof.
               4.6  Preservation of Records.  The Purchaser
     agrees that it shall cause to be preserved and kept the records of the Seller Related to the Business delivered to it hereunder for a period of six (6) years from April
     15, 1995, or for any longer period as may be required by applicable law or in connection with any ongoing litiga-tion, and shall make such records (for the period of time referred to above) and employees of the Purchaser (for an unlimited period of time) available to the Seller as may be reasonably required by the Seller in connection with any legal proceedings involving, or governmental investi-gations or tax examinations of, the Seller. In the event the Purchaser wishes to destroy such records after that time, it shall first give ninety (90) calendar days' prior written notice to the Seller and the Seller shall have the right at its option, upon notice given to the Purchaser within said 90-day period, to take possession of said records.
               4.7  Employee Benefits and Related Matters.
               (a) Covenants of the Purchaser. (i) Within a reasonable period of time prior to Closing, the Purchaser shall make offers of employment, which employment shall be effective as of the Closing Date and subject to con-summation at the Closing of the transactions contemplated hereby, to (X) every employee of the Division who is on the date hereof employed in the Business in the United States and who is listed on Schedule 4.7(a)(1) (the
     "United States Transferred Employees"), (Y) every em-ployee of the Division who is on the date hereof employed in the Business outside the United States by a Stock Subsidiary or an Asset Subsidiary and who is listed on
     Schedule 4.7(a)(1) (the "Foreign Transferred Employees"), and (Z) every other employee hired by the Division in the ordinary course of business from the date hereof to the Closing to be employed by the Division in the United
     States or in a foreign location and who will be listed on an amendment to Schedule 4.7(a)(1) which will be deliv-ered to the Purchaser prior to the Closing (the "New Transferred Employees"). The United States Transferred Employees, the Foreign Transferred Employees, and the New Transferred Employees are referred to herein collectively as the "Transferred Employees." Such offers of employ-ment shall be at the job title and annual salary set forth opposite the respective Transferred Employees' names on Schedule 4.7(a)(1), as the same may be updated by the Seller from time to time prior to the Closing. In addition, as part of its offer of employment to all Transferred Employees: (A) the Purchaser shall offer a severance plan containing severance benefits payable upon any termination of such Transferred Employee's employment after the Closing as set forth in Schedule 4.7(a)(2) hereto (the "Purchaser Severance Plan"); (B) the Purchas-er shall offer such Transferred Employees such other terms and conditions set forth on Schedule 4.7(a)(2) hereto including the opportunity to participate in the other plans, arrangements, commitments, benefits and payroll practices (including severance, pension and welfare plans) set forth on Schedule 4.7(a)(2); (C) the Purchaser's medical plan shall not contain any exclusion or limitation with respect to any pre-existing condi-tions; (D) the Purchaser shall cause the Purchaser's medical plan to recognize any out-of-pocket medical and dental expenses incurred by Transferred Employees and their eligible dependents prior to the Closing Date and during the calendar year in which the Closing Date occurs for purposes of determining the deductibles and out-of-pocket maximums applicable to such Transferred Employees;
     (E) the Purchaser shall credit each Transferred Employee for time of service with the Division and the Seller for purposes of eligibility, vesting and benefit accrual (in-cluding vacation entitlement) under all such employee benefit plans maintained by the Purchaser (including, without limitation, the Purchaser Severance Plan); (F) for a period of two years following the Closing Date, the Purchaser will not reduce the benefits available under the Purchaser Severance Plan nor the aggregate level of employee benefits (when such benefits are considered as a whole) offered to such Transferred Employees; and (G) with respect to any Transferred Employee employed by the Division outside the United States, the Purchaser shall comply with all applicable legislation affecting such employee's rights upon a transfer of a business. The Purchaser will give each Transferred Employee an opportu-nity to ask and have answered prior to the Closing any questions such Transferred Employee may have regarding the foregoing offer of employment and shall, if requested by the Seller, provide written confirmation to the Seller of such offers of employment.
               (ii) Based upon (x) the Purchaser's review and analysis of all information provided by the Seller con-cerning the severance, pension, welfare and other em-ployment plans and policies currently being provided by the Seller to the United States Transferred Employees
     (the "Seller's United States Plans"), (y) discussions between the Purchaser's representatives and the Seller's representatives concerning the Seller's United States
     Plans, and (z) the Purchaser's review of the Seller's
     United States Plans, the Purchaser believes that the aggregate benefits to be provided by the Purchaser's severance, pension, welfare and other employment plans and policies to the United States Transferred Employees following the Closing (the "Purchaser's United States Plans") are comparable in the aggregate to the Seller's United States Plans. The Purchaser agrees to offer the Seller reasonable cooperation and consultation in connec-tion with the Seller's supporting or defending the compa-rability of the Purchaser's United States Plans, includ-ing in connection with ordinary course communications with the United States Transferred Employees (including the introduction and explanation of the employee benefits provided by the Purchaser); grievances or complaints by the United States Transferred Employees in respect of such comparability; and administrative or judicial pro-ceedings commenced by a United States Transferred Employ-ee in respect of such comparability. Such cooperation shall include making available employees and records of the Purchaser as reasonably requested by the Seller, providing information and analyses prepared by the Pur-chaser with respect to the Purchaser's comparability analysis and offering reasonable consultation to the Seller in connection with the Seller's defense of any administrative or judicial proceeding or employee griev-ance or complaint with respect to the comparability of employee benefits. Notwithstanding the foregoing:
                       (1)  the provisions of this paragraph (a)
     shall not grant to any such persons any right to contin-ued employment if the Purchaser elects to terminate any such person's employment;
                       (2)  the severance benefits offered to any
     Transferred Employee and payable upon any termination of such Transferred Employee after the Closing shall be as set forth on the Purchaser Severance Plan;
                       (3)  except as otherwise expressly provid-
     ed herein, nothing contained in this Agreement shall be construed to obligate the Purchaser to assume, provide, sponsor, maintain or contribute to any employee benefit plans, arrangements, commitments and payroll practices (whether or not such plan, arrangement, commitment or practice is an "employee benefit plan" as defined in
     Section 3(3) of ERISA), including, without limitation, with respect to sick leave, vacation pay, severance pay, salary continuation for disability, consulting or other compensation arrangements, retirement, deferred compensa-tion, bonus, incentive compensation, stock purchase, stock option, health including hospitalization, medical and dental, life insurance, scholarship plans or programs and "Multiemployer Plans" (as such term is defined by Section 4001(a)(3) of ERISA), maintained by the Seller for the benefit of any such Transferred Employees or to which the Seller has contributed or is or was obligated to make payments); and
                       (4)  the Purchaser shall not be required
     to offer employment to any employee of the Division who is receiving either short-term or long-term disability benefits under a short-term or long-term disability plan of the Seller or a Subsidiary as of the Closing Date, and such employee shall not be considered a Transferred Employee, unless and until such employee is able to resume active employment within one year after the Clos-ing Date.
               (b)  Severance Liability of the Purchaser.
     Notwithstanding any provisions of any severance or other similar plan maintained by the Seller for the benefit of any Transferred Employee, the Purchaser shall have no liability for any severance or other similar payment under any plan maintained by Seller to any Transferred Employee to whom it makes an offer of employment in conformity with the terms of Section 4.7(a), nor shall the Purchaser have any liability to the Seller for any severance or other similar payment to any Transferred Employee to whom the Purchaser makes such an offer of employment. If the Purchaser fails to make an offer of employment in conformity with Section 4.7(a) to any Transferred Employee and if, by reason of such failure, the Seller is subject to an obligation for a severance or other similar payment to such Transferred Employee, the Purchaser shall discharge such obligation either by making such payment directly to the Transferred Employee or by reimbursing the Seller for such payment by the Seller. Notwithstanding the foregoing, the Purchaser shall be liable for any severance or other similar pay-ment required to be made to any Transferred Employee under the terms of the Purchaser Severance Plan. To the extent that any employment termination pay has been funded in Italy, the Seller shall transfer to the Pur-chaser the portion of the fund attributable to the Trans-ferred Employees employed by the Division in Italy to whom offers of employment have been made in conformity with Section 4.7(a) and accepted.
               (c) For purposes of allocating responsibility for claims incurred by Transferred Employees and their covered dependents between the Seller's welfare plans and the Purchaser's welfare plans, the following rules shall apply (for purposes of this paragraph (c), references to the Seller and its plans shall, where appropriate, be references to the applicable Subsidiary and its plans):
               (i) The Seller's short-term and long-term dis-ability plans shall continue to be responsible for long-term disability benefits payable to any Transferred
     Employee who is receiving short-term or long-term dis-ability benefits as of the Closing Date, until such time as such Transferred Employee resumes active employment with the Purchaser. The Purchaser's short-term and long-term disability plans shall be responsible for all other disability benefits payable to Transferred Employees on and after the Closing Date. Any period of short-term disability incurred by a Transferred Employee under the Purchaser's short-term disability plan shall count to-wards the waiting period for long-term disability bene-fits under the Purchaser's long-term disability plan.
               (ii) With respect to all other welfare bene-fits, the Seller's plans shall be responsible for claims incurred by Transferred Employees and their covered dependents prior to the Closing Date, and the Purchaser's plans shall be responsible for claims incurred on and after the Closing Date. A claim shall be deemed incurred when an individual obtains professional services, equip-ment or prescription drugs covered by a medical, pre-scription drug, dental or vision benefit plan, upon death in the case of a life insurance plan, and as of the date of the accident in the case of an accidental death and dismemberment plan.
               (iii)  Notwithstanding the foregoing, the
     Seller's plans shall be responsible for the cost of all professional services, equipment and prescription drugs provided during a hospital stay or similar confinement of a Transferred Employee or his or her covered dependent that begins prior to the Closing Date and ends after the Closing Date (subject to the terms and conditions of the Seller's applicable plans), and the Purchaser's plans shall be responsible for the cost of all professional services, equipment and prescription drugs obtained by such Transferred Employee or covered dependent after the termination of such hospital stay or similar confinement (subject to the terms and conditions of the Purchaser's applicable plans).
               (d) No Third-Party Beneficiaries. No provi-sion of this Section 4.7 shall create any third-party beneficiary rights in any person or organization, includ-ing, without limitation, employees or former employees (including any beneficiary or dependent thereof) of the Seller or the Purchaser or any of their respective affil-iates, unions or other representatives of such employees or former employees, or trustees, administrators, partic-ipants or beneficiaries of any employee benefit plan, and no provision of this Section 4.7 shall create such third-party beneficiary rights in any such person or organiza-tion in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement, including the currently existing plans of the Seller or the Purchaser.
               4.8 Confidentiality. The terms of the letter agreement dated as of September 14, 1993 (the "Confiden-tiality Agreement") between the Seller and the Purchaser are incorporated by reference herein and shall apply with full force and effect to the Purchaser for the term set forth therein; provided, however, that after the Closing, the Purchaser shall be free to use any confidential information Related to the Business in any manner that it desires.
               4.9  Use of Name.  On the Closing Date, the
     Purchaser shall cease using the name "Perkin-Elmer" or any variation thereof in connection with the operation of the Business or as part of any corporate, partnership or assumed name and shall file such documents as are neces-sary and appropriate to change any such corporate, part-nership or assumed name to a dissimilar name and shall promptly assume a dissimilar name for all purposes of the Business; provided, however, that for a period of one year from the Closing Date, the Purchaser may sell and distribute (a) all inventory existing on the Closing Date bearing the name "Perkin-Elmer" and (b) any inventory manufactured after the Closing Date with labels bearing the name "Perkin-Elmer" which were in stock or ordered on the Closing Date.
               4.10  Transition Services.  For a period of six
     (6) months following the Closing Date, the Seller shall make available to the Purchaser those support and admin-istrative services, including, without limitation, com-puter and data processing services and any software associated therewith, currently being provided by the Seller to the Business on a basis substantially consis-tent with the Seller's recent historical practice re-quested by the Purchaser. The Purchaser will reimburse the Seller for the cost (including without limitation, any documented surcharges imposed by outside vendors) of such services promptly upon (but not more than thirty
     (30) calendar days following) the receipt of an invoice from the Seller therefor.
               4.11  Current Information.  During the period
     from the date of this Agreement to the Closing Date, the Seller will notify the Purchaser of any material change in the normal course of business or operations of the Business and the receipt of any governmental complaints, formal investigations or hearings (or communications indicating that the same may be contemplated), or the institution or written threat or settlement of material litigation, in each case Related to the Business, and to keep the Purchaser fully informed of such events.
               4.12  Disclosure Supplements.  From time to
     time prior to the Closing Date, the Seller will promptly supplement or amend the Schedules made a part of this Agreement with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in a Schedule hereto or which is necessary to correct any information in a Schedule hereto or in any representation and warranty of the Seller which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of the Seller contained in this Agreement in order to determine the fulfillment of the conditions set forth in Section 5.2(a), the Schedules delivered by the Seller shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto. For purposes of determining any liability of the Seller hereunder or otherwise after the Closing, the Schedules delivered hereunder shall be deemed amended by any information supplied by the Seller as contemplated by this Section
     4.12.
               4.13 Covenant Not to Compete. (a) The Seller agrees that it will not, for a period of five years fol-lowing the Closing Date, (i) directly or indirectly own, manage, operate, finance or participate in the ownership, management, operation or financing of, any business which is competitive with the Business, (ii) engage in any other manner in any business which is competitive with the Business, or (iii) induce or attempt to induce any customers, suppliers or distributors of the Division to terminate their relationships with the Business; pro-vided, however, that the Seller's compliance with Section
     4.10 shall not be deemed a breach of this Section 4.13.
               (b) The Seller agrees that for a period of two years following the Closing Date, it will, and it will cause its officers, directors and employees to, keep se-cret and retain in confidence, and not at any time or for any reason, directly or indirectly (including but not limited to, acting by, through or with any subsidiary, affiliate, or any other person, firm, corporation, joint venture or agent), use, publish or disclose, any non-pub-lic and confidential information Related to the Business, except as required by law or the rules of an applicable stock exchange, and further, that the Seller will not use or exploit the same for its own benefit or with or for the benefit of others. Notwithstanding the foregoing provisions of this Section 4.13(b), the Seller agrees that at all times following the Closing Date, it will, and it will cause its officers, directors and employees to, keep secret and retain in confidence, and not at any time or for any reason, directly or indirectly (including but not limited to, acting by, through or with any sub-sidiary, affiliate, or any other person, firm, corpora-tion, joint venture or agent), use, publish or disclose, any non-public and confidential information with respect to Intellectual Property except as required by law or the rules of an applicable stock exchange. For the purposes of this Agreement, non-public and confidential informa-tion shall include, without limitation, customer lists, marketing plans and strategies, market studies and data, pricing policies and lists, manufacturing methods, speci-fications, processes and procedures, sources of supply, designs, the terms of contracts or agreements, know-how, trade secrets or any other information or data which is not public and of a confidential nature, Related to the Business.
               (c) The Seller agrees that it will not, for a period of two years following the Closing Date, directly solicit the employment of any person who is at the time employed by the Business without the Purchaser's prior written consent.
               4.14  Title Commitment and Survey.  The Pur-
     chaser has ordered (at the cost and expense of the Pur-chaser) title commitments (as amended from time to time, the "Title Commitments") for each Owned Real Property located in the United States issued by Chicago Title Insurance Company (the "Title Company"). The Purchaser and the Seller shall mutually cooperate to obtain (at the sole cost and expense of the Purchaser) (i) updates of each Title Commitment from time to time prior to the Closing Date, and (ii) a survey or an updated survey de-picting each Owned Real Property located in the United States, with an ALTA/ASCM certification or its equivalent to Purchaser and the Title Company and otherwise in form reasonably satisfactory to the Purchaser and its counsel and the Title Company, prepared by a surveyor reasonably acceptable to the Purchaser licensed to practice in the state where such property is located (the "Survey"). If a Title Commitment or update shall reveal one or more defects to title not included as Permitted Encumbrances
     (the "Unpermitted Encumbrances"), Purchaser shall prompt-ly notify Seller of such Unpermitted Encumbrances and Seller shall (a) cure such Unpermitted Encumbrances which can be cured with the payment of money only ("Monetary Defects"); provided that the Seller shall not be obligat-ed to spend in excess of $5,000,000 in the aggregate (the "Monetary Defects Cure Cap") to cure such Monetary De-fects, except that the foregoing dollar limit shall not apply to Monetary Defects which were voluntarily placed upon the Owned Real Property by the Seller; and (b) shall use reasonable efforts to cure the Unpermitted Encum-brances which cannot be cured with the payment of money only ("Non-Monetary Defects") prior to Closing. If, prior to the Closing, Seller is unable to cure the Non-Monetary Defects or is unable or unwilling to cure such Monetary Defects in excess of the Monetary Defects Cure
     Cap (the "Extraordinary Monetary Defects"), Purchaser shall have the option to either (i) consummate the trans-action contemplated by this Agreement, except that Pur-chaser shall not be obligated to acquire the particular Owned Real Property affected by the Non-Monetary Defects and there shall be an adjustment to the Purchase Price equal to the value of that particular Owned Real Property as allocated by the parties, or (ii) consummate the transaction contemplated by this Agreement, including, without limitation, the acquisition of the particular
     Owned Real Property affected by the Non-Monetary Defects and/or the Extraordinary Monetary Defects with no adjust-ment to the Purchase Price, and such Non-Monetary Defects and/or such Extraordinary Monetary Defects shall be deemed to be Permitted Encumbrances.
               4.15  Releases of Guarantees.  The Purchaser
     agrees that it will either (i) cause the Seller to be re-leased as of the Closing Date from the guarantees listed on Schedule 4.15 hereto or (ii) indemnify the Seller with respect to any such guarantee from which the Seller is not released as of the Closing Date.
               4.16 Further Assurances. At any time or from time to time after the Closing, either party shall, at the request of the other party, execute and deliver any further instruments and documents and take such further action as such party may reasonably request, in order to consummate and make effective the transactions contem-plated by this Agreement.
               4.17  Environmental Work.  Notwithstanding
     Section 6.4, Seller agrees that it will commence promptly after execution of this Agreement, and diligently pursue beyond the Closing Date, if necessary, at its own ex-pense, the environmental work with respect to the Real Property listed on Schedule 4.17 unless Seller determines on or prior to the Closing Date in its sole discretion that the cost of the remediation required as a result of the results of the samplings and soil borings referred to on the Schedule is material, in which case its sole option shall be to terminate this Agreement.

                             ARTICLE V
                       Conditions to Closing
               5.1 Conditions to Each Party's Obligation to Close. The respective obligations of the Seller and the Purchaser to consummate the Purchase shall be subject to the satisfaction, at or prior to Closing, of each of the following conditions:
               (a) The applicable waiting periods under the HSR Act and the GWB Act shall have expired, all authori-zations, approvals, consents and waivers required to be obtained from, and notices and filings required to be given to or made with, any government or governmental agency in connection with the Purchase shall have been obtained, given or made, the Committee on Foreign Invest-ment in the United States ("CFIUS") shall have determined not to investigate the transactions contemplated hereby under the Exon-Florio Amendment or it otherwise shall have provided assurances sufficient to satisfy the Pur-chaser, in its reasonable judgment, that the transactions contemplated hereby will not be so investigated under the Exon-Florio Amendment and the GWB Act.
               (b) All third party authorizations, approvals, consents, waivers and notices required in connection with the Purchase shall have been obtained, given or made except for such authorizations, approvals, consents, waivers and notices which, in the aggregate, will not have any significant adverse affect on the Business.
               (c)  No court or other governmental body or
     public authority of competent jurisdiction shall have issued an order which shall then be effective restraining or prohibiting the consummation of the Purchase.
               (d) No action, suit, proceeding or investiga-tion by or before any court, administrative agency or other governmental authority shall have been instituted
     (i) to restrain, prohibit or invalidate the transactions contemplated hereby, (ii) which seeks material or sub-stantial damages by reason of completion of such transac-tion, or (iii) which will materially affect the right of the Purchaser to own, operate or control, after the Closing Date, the Business or any of the Purchased As-sets.
               (e) Affiliates of each of the Seller and the Purchaser shall have executed and delivered agreements containing mutually satisfactory terms and conditions
     (not inconsistent with the terms hereof) with respect to the sale of the capital stock of each of the Stock Sub-sidiaries, the sale of the Purchased Assets owned or held by the Asset Subsidiaries and the sale of the Joint Ven-tures to the appropriate affiliates of the Purchaser (including the payment of the portion of the Purchase Price allocable to the capital stock of the Stock Subsid-iaries, Purchased Assets or Joint Venture by such Affil-iate of the Purchaser). Without limiting the foregoing, the agreement governing the sale of the capital stock of Metco GmbH, (the "Metco GmbH Purchase Agreement") shall be independent of and separate from this Agreement; and the purchase price for the capital stock of Metco GmbH shall be separately stated in the Metco GmbH Agreement (the "Metco GmbH Purchase Price"); provided, however, the Purchase Price for the Purchased Assets provided for in this Agreement shall include the Metco GmbH Purchase
     Price and payment of the Purchase Price hereunder shall constitute payment of the Metco GmbH Purchase Price.
               5.2 Conditions to Obligation of the Purchaser to Close. The obligation of the Purchaser to consummate the Purchase shall be subject to the satisfaction, at or prior to Closing, of each of the following conditions:
               (a) The representations and warranties of the Seller contained in this Agreement shall be true and cor-rect in all material respects on and as of the Closing Date as though restated and made at the Closing, except for changes specifically contemplated by this Agreement, and the Seller shall have delivered to the Purchaser a certificate to the foregoing effect, signed on behalf of the Seller by a duly authorized officer of the Seller and dated as of the Closing Date.
               (b)  The Seller shall have duly performed or
     complied in all material respects with all of the obliga-tions to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, and the Seller shall have delivered to the Purchaser a certificate to the foregoing effect, signed on behalf of the Seller by a duly authorized officer of the Seller and dated as of the Closing Date.
               (c) The Purchaser shall have obtained the ALTA Owner's Policies of Title Insurance (1990) contemplated by Section 4.14 insuring title to the Owned Real Property without exceptions other than Permitted Encumbrances.
               5.3 Conditions to Obligation of the Seller to Close. The obligation of the Seller to consummate the Purchase shall be subject to the satisfaction, at or prior to Closing, of each of the following conditions:
               (a) The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though restated and made at the Closing, except for changes specifically contemplated by this Agreement, and the Purchaser shall have delivered to the Seller a certificate to the foregoing effect, signed on behalf of the Purchaser by a duly authorized officer of the Pur-chaser and dated as of the Closing Date.
               (b) The Purchaser shall have duly performed or complied in all material respects with all of the obliga-tions to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, and the Purchaser shall have delivered to the Seller a certificate to the foregoing effect, signed on behalf of the Purchaser by a duly authorized officer of the Pur-chaser and dated as of the Closing Date.
               (c) The Seller shall have conducted the sam-pling and soil borings required pursuant to Schedule 4.17 hereof, and shall have determined, in its sole discre-tion, that based on the nature and extent of contamina-tion detected, the cost of such remediation is not mate-rial.

                             ARTICLE VI
                             Indemnity
               6.1 Survival of Representations. Each repre-sentation and warranty of the Purchaser and the Seller made pursuant to this Agreement shall survive for a period of eighteen months following the Closing Date re-gardless of any investigation made at any time by or on behalf of either party, and thereafter neither party may make any claim for any breach of such representations and warranties. Notwithstanding the foregoing, the represen-tations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(q), 3.2(a) and 3.2(b) shall survive in perpe-tuity and the representations and warranties set forth in
     Section 3.1(y) shall survive until the expiration of the statute of limitations with respect to the matters set forth therein. All statements contained in this Agree-ment or in any schedule, certificate, list or other writing or document delivered or provided pursuant to this Agreement shall constitute representations and warranties as such term is used in this Agreement. For purposes of indemnification claims pursuant to this
     Article VI, every representation and warranty made by either party shall be subject to every schedule, qualifi-cation and disclosure, and every amendment and supplement thereof, made with respect to such representation and warranty at any time on or prior to the Closing Date.
               6.2 Indemnity by the Seller. Upon the terms and subject to the conditions of this Article VI, the Seller shall indemnify, defend and hold harmless the Pur-chaser and its affiliates and their respective directors, officers and employees (collectively, the "Indemnified
     Purchaser Group") from and against all demands, claims, actions or causes of action, assessments, losses, damag-es, liabilities, amounts paid in settlement, costs and expenses, including, without limitation, interest, penal-ties and attorneys', consultants and expert witness fees, disbursements and expenses (collectively, "Losses"), asserted against, resulting to, or imposed upon or in-curred by any member of the Indemnified Purchaser Group directly or indirectly by reason of or resulting from:
               (i) the untruth, inaccuracy, breach or nonful-fillment of any representation or warranty of the Seller contained in this Agreement;
               (ii) the breach or nonperformance by the Sell-er of any covenant, commitment, undertaking or agreement contained in this Agreement or in any agreement or in-strument delivered pursuant to this Agreement;
               (iii)  any Excluded Liability; provided that
     with respect to any Losses relating to any individual liability a portion of which is an Excluded Liability and the balance of which is an Assumed Liability (because the underlying liability is a Product Liability), the Seller shall be responsible for only that percentage of all Losses relating to such liability equal to the ratio of the amount of the Excluded Liability to the sum of the amounts of the Excluded Liability and the Assumed Liabil-ity, and the Purchaser shall be responsible for the balance of such Losses; and
               (iv) any Unknown Liability; provided that the Seller shall be responsible for only
     [material at this point has been
     omitted pursuant to a request for confidential treatment under the Freedom of Information Act and has been filed separately with the Securities and Exchange Commission] of the total amount of all Losses relating to any individual Unknown
     Liability and the Purchaser shall be responsible for the remaining
     [material at this point has been
     omitted pursuant to a request for confidential treatment under the Freedom of Information Act and has been filed separately with the Securities and Exchange Commission] of such Losses and provided, further that the indemnity set forth in this clause (iv) shall termi-nate on the sixth anniversary of the Closing Date.
               6.3  Indemnity by the Purchaser.  Upon the
     terms and subject to the conditions of this Article VI, the Purchaser shall indemnify, defend and hold harmless the Seller and its affiliates and their respective direc-tors, officers and employees (collectively, the "Indemni-fied Seller Group") from and against all Losses asserted against, resulting to, or imposed upon or incurred by any member of the Indemnified Seller Group directly or indi-rectly by reason of or resulting from:
               (i) the untruth, inaccuracy, breach or nonful-fillment of any representation or warranty of the Pur-chaser contained in this Agreement;
               (ii) the breach or nonperformance by the Pur-chaser of any covenant, commitment, undertaking or agree-ment contained in this Agreement or in any agreement or instrument delivered pursuant to this Agreement;
               (iii)  any Assumed Liability; provided that:
     (i) until the sixth anniversary of the Closing Date, the Purchaser shall be responsible for only
     [material at this point has been
     omitted pursuant to a request for confidential treatment under the Freedom of Information Act and has been filed separately with the Securities and Exchange Commission] of the total amount of all Losses related to any individual Unknown Liability, and the Seller shall be responsible for the remaining [material at this point has been omitted pursuant to a request for confidential treatment under the Freedom of Information Act and has been filed separately with the Securities and Exchange Commission] of such Losses; thereafter, the Purchaser shall be responsible for 100% of such Losses; and (ii) with respect to any Losses relating to any individual liability a portion of which is an Assumed Liability and the balance of which is an Excluded Liability (because the underlying liability is a Product Liability), the Purchaser shall be responsible for only that percentage of all Losses relating to such liability equal to the ratio of the amount of the Assumed Liability to the sum of the amounts of the Assumed Liability and the Excluded
     Liability, and the Seller shall be responsible for the balance of such Losses;
               (iv)  any liability arising out of the opera-
     tion of the Business by the Purchaser after the Closing or the use of the Purchased Assets by the Purchaser after the Closing, provided that the indemnity set forth in this clause (iv) shall not apply to Excluded Liabilities, Environmental Liabilities, Product Liabilities or Unknown Liabilities; and
               (v) any liability arising with respect to the Purchaser's use of the "Perkin-Elmer" name pursuant to
     Section 4.9 hereof.
               6.4 Environmental Indemnification. In addi-tion to the parties' other obligations under this Article
     VI and subject to the provisions set forth below, the Seller and Purchaser agree to indemnify, defend and hold harmless each other from and against all Losses which may at any time during a period of fifteen years after the Closing Date be imposed upon, incurred by, or asserted or awarded against, the other based upon, arising out of or otherwise in respect of any Excluded Environmental Lia-bilities (in the case of the Seller as indemnitor) and any Assumed Environmental Liabilities (in the case of the Purchaser as indemnitor). For purposes of Section 6.4, Losses shall include, without limitation, the costs of any Remedial Action but shall exclude any costs incurred by Seller pursuant to the provisions of Section 4.17.
     The parties' obligations under this Section 6.4 shall expire on the fifteenth anniversary of the Closing Date and thereafter, all such Losses as described in this
     Section 6.4 shall be the sole obligation of the Purchas-er. In the event of a conflict between this Section 6.4 and any of the other Sections of Article VI, this Section
     6.4 shall control.
               6.5  Procedures Relating to Environmental
     Indemnification. In addition to the parties' other obligations under this Article VI, the following provi-sions shall apply and in the event of a conflict or ambiguity between this Section 6.5 and other Sections of
     Article VI, this Section 6.5 shall control.
               (a) The Seller and Purchaser agree, so long as they each comply with their obligations to indemnify pursuant to Section 6.4, to reasonably cooperate with each other in managing and controlling all actions, in-cluding, without limitation, the defense of Environmental
     Claims and the conduct of Remedial Actions, undertaken in connection with their obligations to indemnify pursuant to Section 6.4. In the event of an asserted Environmen-tal Claim, Seller and Purchaser shall provide their own defense each at their own cost and expense unless other-wise agreed by the parties.
               (b)  With respect to each condition requiring
     Remedial Action pursuant to Section 6.4, the Purchaser and Seller shall cooperate to undertake such Remedial
     Action as is reasonably necessary to achieve compliance with applicable Environmental Laws in effect on the Closing Date, including but not limited to, retaining an environmental professional that is acceptable to both
     Purchaser and Seller. Purchaser and Seller's obligations under this Section 6.5 shall expire upon the receipt of either (i) a written statement by a governmental body with jurisdiction over the condition to the effect that compliance with such applicable Environmental Laws has been achieved or no further action is required under such applicable Environmental Laws or (ii) a written statement of an environmental professional mutually acceptable to the Purchaser and the Seller to the same effect. In the event applicable Environmental Laws are amended or re-vised after the Closing Date, the Seller's obligations hereunder shall be limited to performance of Remedial
     Action only to the extent necessary to comply with appli-cable Environmental laws as in effect on the Closing Date and, in such case, the Seller shall deliver to the Pur-chaser a written opinion, addressed to the Purchaser, of an environmental professional that such compliance has been achieved or that no further action is required to comply with applicable Environmental Laws as in effect on the Closing Date.
               (c)  To the extent that the Purchaser or any
     affiliate is the occupant of the Real Property, the Pur-chaser will cooperate and will cause such affiliate to cooperate and, during normal business hours or at such other times as may be reasonably acceptable to the Pur-chaser, permit access to any entry upon the Real Property by the Seller as reasonably necessary to conduct any action in satisfaction of the Seller's obligations to indemnify pursuant to Section 6.5.
               (d)  The Purchaser and Seller shall promptly
     provide to each other copies of all scopes of work, final reports, correspondence with any governmental body and sampling data related to, or which result from, any Remedial Action at the Real Property and the Seller and Purchaser, as the case may be, shall each be given a reasonable opportunity to provide to the other written comments to such documents.
               (e) As between the Purchaser and the Seller, the party providing indemnification pursuant to this
     Section 6.4 shall have no obligation to do so to the extent a written notice of claim has not been received on or before the fifteenth anniversary of the Closing Date.
               6.6  Indemnification Procedure.  The obliga-
     tions and liabilities of the Seller and the Purchaser, as the case may be, pursuant to Sections 6.2, 6.3, 6.4 and 6.5, respectively (the indemnifying party being herein referred to as the "Indemnifying Party" and the indemni-fied group being referred to as the "Indemnified Group"), with respect to claims by third parties resulting in Losses that are subject to the indemnities in Sections
     6.2, 6.3, 6.4, and 6.5 (individually, a "Third Party
     Claim" and collectively, "Third Party Claims") shall be subject to the following terms and procedures:
               (i) The member of the Indemnified Group to whom such Third Party Claim relates will give the Indemnifying
     Party prompt notice of such Third Party Claim, and the Indemnifying Party will assume the defense thereof by representatives chosen by it; provided that the Indemni-fied Group or the member thereof against which such Third
     Party Claim has been asserted shall be entitled to par-ticipate in the defense of such Third Party Claim and to employ counsel at its own expense to assist in the han-dling of such Third Party Claim.
               (ii) If the Indemnifying Party, within a rea-sonable time after notice of any such Third Party Claim, fails or elects not to assume the defense thereof, the Indemnified Group or the member thereof against which such Third Party Claim has been asserted shall have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of and for the ac-count and at the risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Third Party Claim at any time prior to the settlement, compromise or final determination there-of. Neither the Indemnifying Party nor the Indemnified
     Group shall settle or compromise any Third Party Claim without the prior consent of the other (which consent will not be unreasonably withheld).
               (iii) For all purposes of this Section 6.6, in the case of any Third Party Claim asserting or alleging an Unknown Liability or a Product Liability (other than a Known Product Liability), the Purchaser shall be deemed the Indemnifying Party and the Seller group shall be deemed the Indemnified Group, whether such Third Party
     Claim is asserted against the Purchaser or the Seller but subject, however to the rights of any insurance carrier under the Seller's insurance policies. In such cases the party against whom the Third Party Claim is asserted shall notify the other, and the Purchaser shall assume the defense thereof by representatives chosen by it. All
     Losses resulting from any such Third Party Claim shall be borne equally by the Purchaser and the Seller in the same proportion as their respective responsibilities for the liability giving rise to the Third Party Claim bear to one another notwithstanding whichever of them assumes the defense thereof. The party which assumes the defense of any such Third Party Claim shall be entitled to be reim-bursed on a regular, periodic basis by the other party for the applicable percentage of the Losses incurred in connection with the defense of such Third Party Claim, as such Losses are incurred.
               6.7  Limitations on Indemnification. Neither
     party hereto shall have any liability to the other in respect of any claim for indemnification of Losses pursu-ant to this Article VI for the breach of any representa-tion or warranty contained herein until (and then only to the extent that) the Losses incurred by such Indemnified
     Group as a result of all such breaches of representations and warranties exceed an aggregate total of [material at this point has been omitted pursuant to a request for confidential treatment under the Freedom of Information Act and has been filed separately with the Securities and Exchange Commission] and shall have no further obligation in respect of such Losses at such time as it shall have made aggregate payments equal to the amount of [material at this point has been omitted pursuant to a request for confidential treatment under the Freedom of Information Act and has been filed separately with the Securities and Exchange Commission] million.
               6.8 Indemnity Not Exclusive Remedy. Nothing contained in this Agreement shall prevent any party hereto from seeking and obtaining specific performance by the other party hereto of any of its obligations under this Agreement or from seeking and obtaining injunctive or other equitable relief against the other party's activities in breach of this Agreement or any other forms of relief or other remedies which may be available to it, either at law or in equity; provided, however, in the absence of actual or constructive fraud the exclusive remedy for breaches of representations and warranties set forth in this Agreement is indemnification provided for in Article VI.

                            ARTICLE VII
                            Termination
               7.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated only (a) by the mutual written consent of the parties to this Agreement, (b) by the Purchaser or the Seller if, for any reason (other than breach of this Agreement by the terminating party), the Closing has not occurred (or cannot occur) on or prior to August 31, 1994, (c) by the Seller pursuant to Section 4.17 hereof, or (d) by either party, on written notice to the other party, upon material breach of any covenant, representa-tion or warranty contained in this Agreement by the non-terminating party which has rendered the satisfaction of any condition to the obligations of the breaching party impossible and such violation or breach has not been waived by the terminating party; provided that the non-terminating party is first given notice of such breach and fails to remedy, or commit to remedying, such breach within ten (10) days after receipt of such notice.
               7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement, other than with respect to the Purchaser's obligations under Section 4.4 and the Purchaser's and the Seller's obligations under Sections 4.8 and 8.1 hereof, shall thereafter have no effect, except that termination of this Agreement will not relieve either party of any liability for breach of any agreements hereunder occur-ring prior to such termination, provided that no supple-ment or amendment to any of the Schedules delivered by the Seller pursuant to Section 4.12 shall furnish a basis for liability of the Seller in the event that this Agree-ment is terminated.

                            ARTICLE VIII
                           Miscellaneous
               8.1  Expenses.  Except as otherwise specifical-
     ly provided herein, each party hereto shall bear its own expenses incurred in connection with the preparation and execution of this Agreement and the consummation of the Purchase.
               8.2 Public Communications. Except as may be required by applicable law or the rules of any applicable stock exchange, neither the Seller nor the Purchaser nor any of their respective affiliates shall issue any press release or other public communications relating to this Agreement or the Purchase without the prior written con-sent of the other party hereto. In the event that any such press release or other public communication shall be required, the party required to issue such release or communication shall consult in good faith with the other party hereto with respect to the form and substance of such release or communication prior to the public dissem-
     ination thereof.
               8.3  Notices.  All notices, requests, demands
     and other communications required or permitted hereunder shall be in writing and shall be delivered personally or sent by telecopier or by a nationally recognized over-
     night courier, postage prepaid, and shall be deemed to
     have been duly given when so delivered personally or sent
     by telecopier, with receipt confirmed, or one (1) busi-
     ness day after the date of deposit with such nationally recognized overnight courier. All such notices, requests, demands and other communications shall be addressed to the respective parties at the addresses set forth below,
     or to such other address or person as any party may designate by notice to the other party in accordance herewith:
               If to the Seller:   The Perkin-Elmer Corporation
                                   761 Main Avenue
                                   Norwalk, CT 06859-0313
                                   Attn.:  Corporate Secretary
                                   Telecopier No.: (203) 761-5000

               If to the Purchaser:  Sulzer Inc.
                                     200 Park Avenue
                                     New York, NY 10166-0068
                                     Attn:  Chief Financial
                                              Officer
                                     Telecopier No.: (212) 370-1138

               8.4 Amendments; Waivers. This Agreement may not be changed orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instru-ment in writing duly executed by the proper party. Either party may at any time waive compliance by the other party with any covenant or condition contained in this Agreement only by written instrument executed by the party waiving such compliance. No such waiver, however, shall be deemed to constitute the waiver of any such covenant or condition in any other circumstance or the waiver of any other covenant or condition.
               8.5 Section Headings. The section and para-graph headings contained in this Agreement are for refer-ence purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
               8.6 Counterparts. This Agreement may be exe-cuted in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
               8.7  Assignment.  Except as provided in the
     following sentence, this Agreement may not be assigned prior to the Closing, by operation of law or otherwise, and any attempt to do so shall be void. The Purchaser may assign its rights under this Agreement in whole or in part to an affiliate or a wholly-owned subsidiary of the Pur-chaser; provided, however, that in such event, the Pur-chaser shall remain fully liable for the fulfillment of all of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of successors and assigns of the parties hereto. No assignment by any party of any obligations under this Agreement shall release the assignor from such obligations without the written consent of the other party hereto.
               8.8 Bulk Sales. The parties hereto agree to waive compliance with any bulk sales laws adopted by each of the jurisdictions in which Purchased Assets are located to the extent, if any, that such laws are applicable to the Purchase. The Seller shall indemnify and hold harm-less the Purchaser against any and all liabilities which may be asserted by third parties against the Purchaser as a result of noncompliance with any such bulk sales laws.
               8.9  Governing Law.  This Agreement shall be
     governed by, and construed and enforced in accordance with, the internal laws of the State of New York.
               8.10  Jurisdiction.  The Purchaser and the
     Seller hereby agree that any legal action or proceeding by either of them against the other arising out of or based upon this Agreement, the agreements, instruments and other documents delivered in connection herewith, or the trans-actions contemplated hereby or thereby, shall be brought in the courts of the State of New York or the United States of America sitting in the State of New York, and, by execution and delivery of this Agreement, the Purchaser and the Seller accept and consent, generally and uncondi-tionally, to the jurisdiction of such courts and agree that such jurisdiction shall be exclusive, unless waived by both the Purchaser and the Seller in writing. The Purchaser and the Seller irrevocably consent to the ser-vice of process in any action or proceeding in such courts by any means legally permissible, including, without limitation, by the mailing of such process, postage pre-paid, to either of them at the addresses set forth in this Agreement, such service by mail to become effective upon the earlier of (a) receipt of said mailing or (b) any earlier date permitted by applicable law. The Purchaser and the Seller hereby waive any right to stay or to dis-miss any action or proceeding brought before said courts on the basis of forum non conveniens.
               8.11 Miscellaneous. This Agreement (a) con-stitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agree-ment shall remain in full force and effect except as provided in Section 4.8 hereof; and (b) is not intended to confer upon any other persons any rights or remedies hereunder, and (c) is intended solely and exclusively for the benefit of the Seller and the Purchaser, and their permitted successors and assigns, respectively, and not for the benefit of any third party. In case any provision in this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be af-fected or impaired thereby.
               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                           THE PERKIN-ELMER CORPORATION


                           By   /s/ Riccardo Pigliucci
                             Name:  Riccardo Pigliucci
                             Title: President & C.O.O.


                           SULZER INC.


                           By   /s/ Philip T. Hauser
                             Name:  Philip T. Hauser
                             Title: Executive Vice President

                           By   /s/ Urs Scherrer
                                  Name:  Urs Scherrer
                                         Attorney-in-Fact
                                       EXHIBIT INDEX


                         1.2(A)    Inventory Valuation Provisions
                         1.2(B)    Excluded Assets
                         1.2(C)    Financial Statement
                         1.2(E)    Real Property
                         1.2(F)    Intellectual Property Rights
                         1.2(G)    Subsidiaries
                         1.2(H)    Assumed Contracts
                         3.1(c)    Assets
                         3.1(d)    Real Property
                         3.1(f)    Financial Statement
                         3.1(g)    Certain Changes
                         3.1(h)    Litigation
                         3.1(i)    Compliance with Laws
                         3.1(j)    Approvals and Consents
                         3.1(k)    Intellectual Property Exceptions
                         3.1(l)    Material Agreements
                         3.1(m)    Employee Benefit Plans
                         3.1(n)    Labor Matters
                         3.1(o)    Insurance
                         3.1(p)    Environmental Matters
                         3.1(v)    Bank Accounts
                         3.1(x)    Licenses and Permits
                         3.1(y)    Taxes
                         4.1       Capital Commitments
                         4.7(a)(1) Transferred Employees
                         4.7(a)(2) Sulzer Benefit Plans
                         4.15      Guarantees
                         4.17      Environmental Work

                         SULZER INC.
                       200 PARK AVENUE
                  NEW YORK, NY  10166-0068
                                        Tel.  (212) 949-0999
                                        Fax:  (212) 370-1138


                                   August 31, 1994




Mr. Gaynor Kelley
Chairman and CEO
The Perkin-Elmer Corporation
Norwalk, Connecticut

Dear Mr. Kelley,

     This will confirm our understanding with respect to the closing of the sale of the Metco Division of The Perkin-
Elmer Corporation ("Perkin-Elmer") to Sulzer Inc.
("Sulzer").

     Perkin-Elmer will reduce the purchase price payable by Sulzer for the Metco Division to the net book value of the assets of the Division at closing, plus $2.6 million. The net book value of the assets will continue to be determined in accordance with the terms set forth in the Purchase
Agreement dated as of April 18, 1994, as the same may be amended (the "Purchase Agreement"). In addition, Perkin-
Elmer will indemnify Sulzer for certain losses incurred by Sulzer as a result of compliance with the proposed consent order of the Federal Trade Commission (the "FTC") in its present form (the "Consent Order"), as provided hereunder.
Perkin-Elmer will also use its best efforts to close the sale at the earliest possible date.

     On the seventh anniversary of the closing of this transaction Sulzer, at its option, may request to meet with Perkin-Elmer to review with Perkin-Elmer Sulzer's calculation of legitimate damages it believes it incurred solely as a result of the entry in the market of the new supplier contemplated by the FTC Consent Order. Perkin-
Elmer will meet with Sulzer at that time, review the data provided and reimburse Sulzer for legitimate damages that Sulzer demonstrates were incurred by it solely as a result of the entry in the market of the new supplier contemplated by the FTC Consent Order; however, in no event shall the reimbursement to Sulzer for damages in this connection exceed $5 mio.

     In consideration of this agreement by Perkin-Elmer, Sulzer will:

     1. Immediately sign and deliver to the FTC the Consent Order, together with the proposed affidavit of Sumitomo Chemical Company Limited in its present form. Subject to the foregoing, Sulzer will also use its best efforts to take all steps necessary with respect to the FTC to ensure prompt and satisfactory closing of the transaction and to comply with the terms of the Consent Order.

     2. Use its best efforts to close the sale at the earliest possible date, including using its best efforts to resolve any outstanding issues (including employee issues) related to the purchase and sale of assets or stock outside of the United States.

     3.  Waive any and all conditions to closing based upon:
(a) any changes to the Schedules to the Purchase Agreement from the date of the Purchase Agreement to the date of closing which are not, in the aggregate, material to the financial condition of the Metco Division; (b) the failure to receive any required governmental or other approvals, other than the final approval of the German Cartel Office under German antitrust law and the FTC; or (c) any alleged deterioration of the Metco business generally.

     4. Make no further claims (a) from and after the date of the Final Statement contemplated by the Purchase
Agreement and determined in accordance with Section 2.4(b) thereof, based on accounting methods and financial issues related to any item or matter included or reflected on or the subject of the Final Statement, and (b) at any time either before or after the closing, based on or related to any alleged deterioration of the business of Metco, or losses or reduced profits allegedly based upon the signing or enforcement of the Consent Order (other than pursuant to the indemnification referred to above).

     In furtherance of the foregoing, Perkin-Elmer and Sulzer agree that the representations and warranties of Perkin-Elmer set forth in Section 3.1(g)(i) shall not survive the closing and the representations and warranties of Perkin-Elmer set forth in Sections 3.1(t) and 3.1(u) shall survive only until the determination of the Final
Statement in accordance with Section 2.4(b) of the Purchase
Agreement. All other representations and warranties shall survive for the applicable period set forth in Section 6.1 of the Purchase Agreement.

     The "drop dead" date set forth in Section 7.1(b) of the Purchase Agreement is hereby extended from August 31, 1994 to September 30, 1994.

     This letter shall have no further effect and neither Perkin-Elmer nor Sulzer shall have any further obligations hereunder if the FTC shall fail to accept the Consent Order and affidavit contemplated by paragraph 1 of this letter.
     If you are willing to proceed on the basis set forth above, please sign and return one copy of this letter to us.

                              Very truly yours,

                              Sulzer Inc.


                              By:     /s/ Fritz Fahrni /s/ Roman Beran

                                          Fritz Fahrni    Roman Beran


Accepted and Agreed to this 31st day of August, 1994

The Perkin-Elmer Corporation


By:       /s/ Gaynor N. Kelley